UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant To Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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CADENCE DESIGN SYSTEMS, INC.

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CADENCE DESIGN SYSTEMS, INC.
2655 SEELY AVENUE
SAN JOSE, CALIFORNIA 95134

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 12, 2010

TO THE STOCKHOLDERS OF CADENCE DESIGN SYSTEMS, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of CADENCE DESIGN SYSTEMS, INC., a Delaware corporation, will be held on May 12, 2010, at 1:00 p.m. Pacific time, at Cadence’s offices located at 2655 Seely Avenue, Building 10, San Jose, California 95134 for the following purposes:

1.	To elect directors to serve until the 2011 Annual Meeting of Stockholders and until their successors are elected and qualified, or until the directors’ earlier death, resignation or removal.

2.	To ratify the selection of KPMG LLP as the independent registered public accounting firm of Cadence for its fiscal year ending January 1, 2011.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

Cadence’s Board of Directors has fixed the close of business on March 16, 2010 as the record date for the determination of stockholders entitled to notice of, and to vote at, this Annual Meeting of Stockholders and at any adjournment or postponement thereof.

By Order of the Board of Directors

James J. Cowie
Secretary

San Jose, California
March 26, 2010

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE CAST YOUR VOTE VIA THE INTERNET OR BY TELEPHONE AS INSTRUCTED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS AS PROMPTLY AS POSSIBLE. IF YOU CHOSE TO RECEIVE PAPER COPIES OF YOUR PROXY MATERIALS, INCLUDING THE PROXY CARD, PLEASE COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD IN THE RETURN ENVELOPE PROVIDED (WHICH HAS PREPAID POSTAGE IF MAILED IN THE UNITED STATES) AS PROMPTLY AS POSSIBLE TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON AT THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

CADENCE DESIGN SYSTEMS, INC.
2655 SEELY AVENUE
SAN JOSE, CALIFORNIA 95134

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
MAY 12, 2010

INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

The enclosed proxy is solicited on behalf of the Board of Directors of Cadence Design Systems, Inc., a Delaware corporation, which is referred to in this proxy statement as Cadence, for use at its Annual Meeting of Stockholders to be held on May 12, 2010, at 1:00 p.m. Pacific time, or at any adjournment or postponement thereof, for the purposes set forth in this proxy statement and in the accompanying notice of annual meeting. The annual meeting will be held at Cadence’s offices located at 2655 Seely Avenue, Building 10, San Jose, California 95134. Cadence intends to publish this proxy statement on the investor relations page of its website at http://www.cadence.com/company/investor_relations on or about March 26, 2010.

INTERNET AVAILABILITY OF PROXY MATERIALS

Pursuant to the rules adopted by the U.S. Securities and Exchange Commission, which is referred to in this proxy statement as the SEC, Cadence is furnishing proxy materials to its stockholders primarily via the Internet, rather than mailing paper copies of these materials to each stockholder. We believe that this process expedites stockholders’ receipt of the proxy materials, lowers the costs of our annual meeting and helps conserve natural resources. On or about March 26, 2010, we will mail to each stockholder (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials, including our proxy statement and annual report, on the Internet and how to access a proxy card to vote on the Internet or by telephone. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of the proxy materials. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a paper copy of the proxy materials unless you request one. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a paper copy of the proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. We may choose to mail or deliver a paper copy of the proxy materials, including our proxy statement and annual report, to one or more stockholders.

An audio webcast of the annual meeting will also be available on the investor relations page of Cadence’s website at http://www.cadence.com/company/investor_relations. The webcast will allow investors to listen to the proceedings of the annual meeting, but stockholders accessing the annual meeting using the Internet will not be considered present at the annual meeting by virtue of this access and will not be able to vote on matters presented at the annual meeting or ask any questions of Cadence’s directors, management or independent registered public accounting firm. For a description of how to vote on matters presented at the annual meeting, see “Voting” below. The webcast will begin promptly at 1:00 p.m. Pacific time on the day of the annual meeting and may be accessed on Cadence’s website for 30 days thereafter.

VOTING RIGHTS AND OUTSTANDING SHARES

Only holders of record of Cadence’s outstanding common stock, $0.01 par value per share, at the close of business on March 16, 2010, which is referred to in this proxy statement as the record date, will be entitled to notice of and to vote at the annual meeting. At the close of business on the record date, Cadence had 270,413,071 shares of common stock outstanding and entitled to vote. Each holder of record of common stock outstanding at the close of business on the record date will be entitled to one vote for each share held on all matters to be voted on at the annual meeting.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

The presence in person or by proxy of a majority of the shares of Cadence common stock outstanding and entitled to vote on the record date is required for a quorum at the annual meeting. Both abstentions and “broker non-votes” are counted as present for purposes of determining the presence of a quorum, but broker non-votes will not be counted towards the tabulation of votes cast on proposals presented to stockholders.

Broker non-votes include shares for which a bank, broker or other nominee holder (i.e., record holder) has not received voting instructions from the beneficial owner and for which the record holder does not have discretionary power to vote on a particular matter. Under the rules that govern brokers who are record holders of shares that are held in brokerage accounts for the beneficial owners of the shares, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on routine matters but have no discretion to vote such uninstructed shares on non-routine matters. Due to recent changes in applicable law, brokers are not permitted to vote on the election of directors without instructions from the beneficial owner, because the election of directors is considered a non-routine matter. Therefore, if your shares are held through a broker, bank or other nominee holder, such shares will not be voted in the election of directors unless you affirmatively provide instructions to your broker on how to vote your shares. The proposal regarding the ratification of Cadence’s independent registered public accounting firm is considered a routine matter and brokers are therefore permitted to vote shares held by them without instruction.

ANNUAL MEETING ADMISSION

Stockholders at the close of business on the record date or holders of a valid proxy for the annual meeting are entitled to attend the annual meeting. Such individuals should be prepared to present photo identification, such as a valid driver’s license or passport, and verification of Cadence stock ownership for admittance. For stockholders at the close of business on the record date, proof of ownership as of the record date will be verified prior to admittance into the annual meeting. For stockholders who were not stockholders of record at the close of business on the record date but hold shares through a bank, broker or other nominee holder, proof of beneficial ownership at the close of business on the record date, such as an account statement or similar evidence of ownership, will be verified prior to admittance into the annual meeting. Stockholders will be admitted to the annual meeting if they comply with these procedures. Please allow ample time for admittance procedures.

VOTE REQUIRED

The election of directors at the annual meeting requires that each director receive a majority of the votes cast with respect to that director at the annual meeting (number of shares voted “for” a director must exceed the number of votes cast “against” that director), provided that in a contested election, each director shall be elected by the affirmative vote of a plurality of the votes cast at the annual meeting.

All other items to be voted on at the annual meeting require the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting.

BNY Mellon Shareowner Services has been appointed as the inspector of elections for this year’s annual meeting. All votes will be tabulated by a representative of BNY Mellon Shareowner Services. This representative will also separately tabulate affirmative and negative votes, abstentions and broker non-votes.

VOTING

Stockholders at the close of business on the record date have three options for submitting their vote prior to the annual meeting: (i) vote via the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials, (ii) vote via telephone by following the instructions provided in the Notice of Internet Availability of Proxy Materials, or (iii) vote via mail by completing, signing, dating and mailing a paper proxy card in a pre-addressed envelope, which a stockholder can request as outlined in the Notice of Internet Availability of Proxy Materials.

If a stockholder attends the annual meeting, he or she may also submit his or her vote in person, and any votes that were previously submitted — whether via the Internet, by telephone or by mail — will be superseded by the vote that is cast at the annual meeting. Whether the proxy is submitted via the Internet, by telephone or by mail, if it is properly completed and submitted and if it is not revoked prior to the annual meeting, the shares will be voted at the annual meeting in the manner set forth in this proxy statement or as otherwise specified by the stockholder.

REVOCABILITY OF PROXIES

Whether the proxy is submitted via the Internet, by telephone or by mail, any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. A proxy may be revoked by providing a written notice of revocation or a duly executed proxy bearing a later date to Cadence’s Corporate Secretary at Cadence’s corporate offices located at 2655 Seely Avenue, Building 5, San Jose, California 95134, or it may be revoked by attending the meeting and voting in person. Attendance at the annual meeting will not, by itself, be sufficient to revoke a proxy. Accessing the webcast of the annual meeting will not, by itself, constitute attendance at the annual meeting and will not enable a stockholder to revoke his, her or its proxy via the Internet.

SOLICITATION

Cadence will bear the entire cost of soliciting proxies, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders by Cadence in connection with the matters to be voted on at the annual meeting. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of Cadence common stock beneficially owned by others for forwarding to the beneficial owners. Cadence will reimburse persons representing beneficial owners of its common stock for their costs of forwarding solicitation materials to the beneficial owners. The solicitation of proxies through this proxy statement may be supplemented by telephone, facsimile, use of the Internet or personal solicitation by directors, officers or other employees of Cadence and by Georgeson Inc., which is referred to in this proxy statement as Georgeson. Cadence has retained Georgeson to solicit proxies and to separately prepare a stockholder vote analysis of certain proposals for an aggregate fee of approximately $10,000, plus reasonable expenses. No additional compensation will be paid to directors, officers or other employees of Cadence or any of its subsidiaries for their services in soliciting proxies.

HOUSEHOLDING INFORMATION

SEC rules permit companies and intermediaries, such as brokers, to deliver a single copy of certain proxy materials to certain stockholders who share the same address, a practice referred to as “householding.” Some banks, brokers and other nominees will be householding Cadence’s Notice of Internet Availability of Proxy Materials and proxy materials for stockholders who do not participate in electronic delivery of proxy materials, unless contrary instructions are received from the affected stockholders. Once you have received notice from your broker or other nominee holder of your Cadence common stock that the broker or other nominee holder will be householding the Notice of Internet Availability of Proxy Materials or proxy materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability of Proxy Materials and proxy materials, or if you are receiving multiple copies of the Notice of Internet Availability of Proxy Materials and proxy materials and wish to receive only one copy, please notify your broker or other nominee holder of your Cadence common stock. You may also request additional copies of Cadence’s Notice of Internet Availability of Proxy Materials and proxy materials by writing to Cadence’s Corporate Secretary at Cadence’s corporate offices located at 2655 Seely Avenue, Building 5, San Jose, California 95134, or by calling Cadence’s Investor Relations Group at (408) 944-7100 or e-mailing the Investor Relations Group at investor_relations@cadence.com. Please note, however, that if you wish to receive a paper copy of the proxy or other proxy materials for purposes of this year’s annual meeting, you should follow the instructions provided in the Notice of Internet Availability of Proxy Materials. Copies of Cadence’s SEC filings and certain other submissions are made available free of charge on the investor relations page of Cadence’s website at http://www.cadence.com/company/investor_relations as soon as practicable after Cadence electronically files or furnishes these documents with the SEC. Information on Cadence’s website is not incorporated by reference in this proxy statement unless expressly noted.

CORPORATE GOVERNANCE

Cadence common stock is listed on the NASDAQ Global Select Market, which is referred to in this proxy statement as NASDAQ.

Cadence and its Board of Directors, which is referred to in this proxy statement as the Board, regularly review and evaluate Cadence’s corporate governance practices. Cadence’s corporate governance documents are posted on the investor relations page of its website at http://www.cadence.com/company/investor_relations. Paper copies of these documents are also available to stockholders upon written request directed to Cadence’s Corporate Secretary at Cadence’s corporate offices located at 2655 Seely Avenue, Building 5, San Jose, California 95134.

CORPORATE GOVERNANCE GUIDELINES

The Board has adopted Corporate Governance Guidelines of the Board of Directors, which are referred to in this proxy statement as the Corporate Governance Guidelines. The Corporate Governance Guidelines cover various topics relating to the Board and its activities including, but not limited to, the selection and composition of the Board, Board leadership, compensation of directors, responsibilities of directors, Board access to senior management and outside advisors, meeting procedures, board and committee responsibilities and other matters. The Corporate Governance and Nominating Committee of the Board periodically reviews the Corporate Governance Guidelines, which may be amended by the Board at any time.

CODE OF BUSINESS CONDUCT

Cadence has adopted a Code of Business Conduct to provide standards for ethical conduct in dealing with customers, suppliers, agents, government officials, political entities and others, which is referred to in this proxy statement as the Code of Business Conduct. The Code of Business Conduct applies to all Cadence directors, officers and employees (and those of its subsidiaries), including Cadence’s President and Chief Executive Officer, who is referred to in this proxy statement as the CEO, and Cadence’s Chief Financial Officer, who is referred to in this proxy statement as the CFO. Compliance with the Code of Business Conduct is a condition of continued service to or employment with Cadence. The Code of Business Conduct covers topics including, but not limited to, integrity and confidentiality of assets and information, conflicts of interest, compliance with federal and state securities laws, employment practices, payment practices, and compliance with competition, anti-corruption and other laws and regulations.

Except as otherwise provided by applicable law, each person subject to the Code of Business Conduct has the responsibility to report any possible misconduct, including unethical business practices, violations of the Code of Business Conduct and apparent or suspected illegal activities and any concerns regarding corporate governance, accounting, internal accounting controls or auditing matters, in the following manner:

•	Employees must report to the Office of the General Counsel or, in the event the report concerns a Cadence executive officer, to the General Counsel or the chair of the Corporate Governance and Nominating Committee (employees may report possible misconduct on an anonymous basis);

•	Executive officers must report to the General Counsel or, if the report concerns the General Counsel, to the chair of the Corporate Governance and Nominating Committee, or, if the report concerns the chair of that committee, to another member of that committee; and

•	Directors must report to the chair of the Corporate Governance and Nominating Committee or, if the report concerns the chair of that committee, to another member of the committee.

Any waiver of a provision of the Code of Business Conduct with respect to a director or an executive officer may only be made by the Board or the Corporate Governance and Nominating Committee. Any waivers for other employees may be granted only by the CEO or the General Counsel, or their respective designees. To the extent required under applicable SEC rules, Cadence will disclose material amendments to the Code of Business Conduct and any waiver of its provisions with respect to any director or executive officer by filing a Current Report on Form 8-K with the SEC or posting such information on its website at www.cadence.com.

STOCK OWNERSHIP GUIDELINES

The Board has adopted Stock Ownership Guidelines for its members and Cadence’s executive officers to align the interests of its directors and executive officers with the interests of stockholders and to further promote Cadence’s commitment to sound corporate governance. Each member of the Board is encouraged to hold at least 5,000 shares of Cadence common stock within the first two years of his or her election to the Board, and Cadence’s executive officers are encouraged to hold at least the following number of shares of Cadence common stock no later than five years after the date of his or her designation to the following offices: CEO — 100,000 shares; CFO — 50,000 shares; and Senior Vice Presidents — 25,000 shares. All directors and executive officers met the Stock Ownership Guidelines as of the record date.

CADENCE’S BOARD OF DIRECTORS

DIRECTOR INDEPENDENCE

Cadence’s Corporate Governance Guidelines require that at least a majority of the Board be “independent directors” within the meaning of the listing standards of NASDAQ, as determined by the Board. To be “independent” a director must not have a relationship that, in the opinion of the Board, would interfere with his or her exercise of independent judgment in carrying out the responsibilities of a Cadence director. In making these determinations, the Board considers all relevant facts and circumstances and applies the following standards:

•	A director who is employed by Cadence or any of its subsidiaries, or whose family member is employed as an executive officer of Cadence or any of its subsidiaries, is not independent until three years after the end of the employment relationship;

•	A director who accepts, or whose family member accepts, more than $120,000 in compensation from Cadence or any of its subsidiaries, other than compensation for Board or Board committee service, compensation paid to a family member who is a non-executive employee of Cadence or any of its subsidiaries, benefits under a tax-qualified retirement plan or non-discretionary compensation and payments arising solely from investment in Cadence stock, during any twelve month period within the past three fiscal years, until three years after the date of payment;

•	A director who is, or whose family member is, a current partner or employee of Cadence’s independent registered public accounting firm is not independent;

•	A director who was, or whose family member was, a partner or employee of Cadence’s independent registered public accounting firm who worked on Cadence’s audit during that time is not independent until three years after the end of the employment relationship;

•	A director who is, or whose family member is, employed as an executive officer of another entity for which at any time during the past three years any of Cadence’s executive officers served on the compensation committee of such entity is not independent; and

•	A director who is, or whose family member is, a partner in, or a controlling stockholder or an executive officer of, any organization to which Cadence made, or from which Cadence received, payments for property or services in the current fiscal year or any of the past three fiscal years that exceed in such year the greater of 5% of the recipient’s consolidated gross revenues or $200,000, other than payments arising solely from investments in Cadence securities or payments under non-discretionary charitable contribution matching programs, is not independent until three years after the conclusion of the fiscal year in which such payments are made or received.

The Board has determined that Dr. Shoven and Messrs. Lucas, Scalise, Siboni and Swainson, who constitute a majority of the Board, are “independent directors” within the meaning of the listing standards of NASDAQ.

BOARD MEETINGS

During the fiscal year ended January 2, 2010, the Board held five meetings, in addition to taking actions by unanimous written consent in lieu of a meeting. Each director attended more than 75% of the meetings of the Board and of the committees on which he served that were held during the period for which he was a director or committee member during fiscal 2009. The Corporate Governance Guidelines encourage directors to attend the annual meeting of stockholders. All of Cadence’s directors, except Mr. Swainson, attended the 2009 Annual Meeting of Stockholders.

Under the Corporate Governance Guidelines, Cadence’s independent directors meet separately at least twice each year. Pursuant to the Corporate Governance Guidelines, Dr. Shoven, as the Chairman of the Board and an independent director, presides over meetings of the independent directors.

CONTACTING THE BOARD OF DIRECTORS

Stockholders interested in communicating directly with the Board may do so by sending a letter to the Board, or to any individual director, group of directors or committee of the Board, c/o the Office of the Corporate Secretary, Cadence Design Systems, Inc., 2655 Seely Avenue, Building 5, San Jose, California 95134. Inquiries and other communications may be submitted anonymously and confidentially. The Corporate Secretary will review the correspondence and will transmit such communications as soon as practicable to the identified director addressee(s), unless there are legal or other considerations that mitigate against further transmission of the communication, as determined by the Corporate Secretary. In that regard, certain items that are unrelated to the duties and responsibilities of the Board will not be forwarded by the Corporate Secretary, such as business solicitations or advertisements, junk mail and mass mailings, new product suggestions, product complaints, product inquiries, resumes and other forms of job inquiries, spam and surveys. In addition, material that the Corporate Secretary determines is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that the Board or individual directors so addressed shall be advised of any communication withheld for legal or other considerations as soon as practicable.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board currently has the following committees:

•	Audit Committee;

•	Compensation Committee;

•	Corporate Governance and Nominating Committee;

•	Finance Committee; and

•	Technology Committee.

Each of the above committees has a written charter approved by the Board. The charters of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee are posted on the investor relations page of Cadence’s website at http://www.cadence.com/company/investor_relations. The members and chairs of the current committees are identified in the following table.

Corporate
Governance
and
Director	Audit	Compensation	Nominating	Finance	Technology
Donald L. Lucas	✓	✓	Chair	Chair

Dr. Alberto Sangiovanni-Vincentelli					Chair

George M. Scalise		✓	✓		✓

Dr. John B. Shoven	✓	Chair	✓	✓

Roger S. Siboni	Chair		✓	✓

John A.C. Swainson			✓

Lip-Bu Tan					✓

Audit Committee

The Board has determined that all members of the Audit Committee are “independent” as defined by the NASDAQ listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended, which is referred to in this proxy statement as the Exchange Act. The Board has also determined that each of the members of the Audit Committee is an “audit committee financial expert” as defined in rules promulgated by the SEC. In addition, the Board has determined that each Audit Committee member is able to read and understand fundamental financial statements and, other than strictly in his capacity as a member of the Board or a committee of the Board, has not participated in preparing Cadence’s financial statements in any of the past three years.

The Audit Committee charter was amended in February 2010 and complies with the NASDAQ listing standards. The duties and responsibilities of the Audit Committee include:

•	Appointing, retaining, compensating, evaluating, overseeing and terminating Cadence’s independent registered public accounting firm and annually evaluating the qualifications, performance and independence of the independent registered public accounting firm, including an evaluation of the lead partner of the independent registered public accounting firm;

•	Pre-approving all audit and permissible non-audit services to be provided by the independent registered public accounting firm and establishing policies and procedures for such pre-approval;

•	Reviewing and discussing with the independent registered public accounting firm their report regarding all relationships or services between Cadence and the independent registered public accounting firm and any other relationship or services that may impact the objectivity and independence of the independent registered public accounting firm;

•	Reviewing with the independent registered public accounting firm their audit procedures, including the scope and timing of the audit, the results of the annual audit and any audit problems or difficulties and management’s response to any such problems or difficulties;

•	Meeting to review with management and the independent registered public accounting firm Cadence’s annual and quarterly financial statements, reports and specific disclosures, and recommending to the Board whether the financial statements should be included in Cadence’s Annual Report on Form 10-K;

•	Reviewing and discussing the adequacy and effectiveness of Cadence’s internal controls, disclosure controls and procedures and practices with respect to risk assessment and risk management as they relate to financial reporting; and

•	Establishing and overseeing procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls or auditing matters, including a system for the confidential anonymous submission of accounting or auditing concerns by Cadence employees.

The Audit Committee held nine meetings during fiscal 2009. See “Report of the Audit Committee” below for more information.

Compensation Committee

The Compensation Committee of the Board is comprised of three non-employee directors of Cadence, each of whom the Board has determined to be “independent” as defined by the listing standards of NASDAQ. In addition, all Compensation Committee members are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (which is referred to in this proxy statement as the Code), to allow Cadence a tax deduction for certain employee compensation exceeding $1,000,000 for an individual. All Compensation Committee members are also “outside directors” within the meaning of Rule 16b-3 of the Exchange Act to allow Cadence to exempt certain option grants and similar transactions from the short-swing profits prohibition of Section 16 of the Exchange Act. As provided in its charter, the Compensation Committee acts on behalf of the Board to identify, review and approve corporate goals and objectives relevant to the compensation of Cadence’s CEO and any director who is also a Cadence employee, evaluate the performance of the CEO and any director who is also a Cadence employee in light of those goals and objectives, and determine and approve the compensation of the CEO and any director who is also a Cadence employee. Although the Compensation Committee may delegate its authority to management when it deems it to be appropriate and in the best interests of Cadence, the Compensation Committee did not delegate any authority with respect to the consideration and determination of executive officer and director compensation in fiscal 2009 and does not currently expect to delegate any such authority in the future. At or near the beginning of each fiscal year, the Compensation Committee typically establishes base salary levels and target bonuses for the CEO and other executive officers of Cadence. In addition, the Compensation Committee administers and, if deemed necessary, may amend the Senior Executive Bonus Plan, which is referred to in this proxy statement as the Bonus Plan, Cadence’s equity-based compensation plans and stock purchase plans, and Cadence’s deferred compensation plans. The Compensation Committee also reviews and recommends to the Board the compensation of Cadence’s directors.

The Compensation Committee charter was amended in February 2010. The duties and responsibilities of the Compensation Committee include:

•	Identifying, reviewing and approving corporate goals and objectives relevant to the compensation of Cadence’s CEO and any director who is also a Cadence employee, evaluating the performance of the CEO and any employee director in light of those goals and objectives and determining and approving, either as a committee or together with the independent directors of the Board, the compensation of the CEO and any employee director based on such evaluation;

•	Overseeing the evaluation of the executive officers of Cadence;

•	Reviewing periodically Cadence’s management succession planning in consultation with the CEO and reporting to the Board, at least annually, on CEO succession planning;

•	Reviewing compensation programs and determining the compensation of Cadence’s executive officers;

•	Reviewing and discussing with management Cadence’s Compensation Discussion and Analysis and related disclosures that are required be included in Cadence’s annual report and proxy statement, recommending to the Board, based on the review and discussions, whether the Compensation Discussion and Analysis should be included in the annual report and the proxy statement, and preparing the compensation committee report that SEC rules require to be included in the annual report and the proxy statement;

•	Overseeing Cadence’s overall compensation practices, policies and programs, assessing whether Cadence’s compensation structure establishes appropriate incentives for management and employees, and assessing the risks associated with such practices, policies and programs; and

•	Reviewing and, in certain cases, amending and administering Cadence’s general compensation plans including:

•	Equity incentive and stock purchase plans;

•	Benefit programs; and

•	Bonus plans.

In fiscal 2009, the Compensation Committee retained the services of an independent compensation consultant, Semler Brossy Consulting Group, LLC, or Semler Brossy, for advice regarding the compensation of Cadence’s executive officers. The Compensation Committee believes that having an independent evaluation of executive officer salary, bonus and equity compensation is a valuable tool for the Compensation Committee and Cadence’s stockholders. Semler Brossy has not been engaged to perform any other work for Cadence.

The Compensation Committee retained Semler Brossy for a number of purposes, including:

•	Constructing and reviewing peer groups for compensation comparison purposes;

•	Performing a competitive assessment of Cadence’s compensation programs, practices and levels for its executive officers and other select employees; and

•	Providing information on typical industry practices concerning employment, severance and change in control agreements.

The Compensation Committee made a number of compensation decisions, including decisions with respect to Cadence’s Named Executive Officers (as defined below in “Compensation of Executive Officers”), based on the competitive assessments provided by and through consultation with Semler Brossy. In addition, Cadence’s CEO typically makes assessments and recommendations to the Compensation Committee on whether there should be adjustments to the annual base salary, annual cash incentive compensation and long-term equity incentive compensation of executive officers other than himself based upon an assessment of certain factors described further in “Compensation Discussion and Analysis” below. The Compensation Committee reviews such assessments and recommendations and determines whether or not to approve or modify the CEO’s recommendations. The Compensation Committee’s decisions are made, however, by the Compensation Committee in its sole discretion. See “Compensation Discussion and Analysis” below for more information.

The Compensation Committee, in consultation with Semler Brossy, reviews Cadence’s compensation practices, policies and programs for all employees, including the Named Executive Officers, to assess the risks associated with such practices, policies and programs. The risk-mitigating factors considered by the Compensation Committee include:

•	the use of different types of compensation that provide a balance of short-term and long-term incentives with fixed and variable components;

•	Cadence’s Stock Ownership Guidelines;

•	Cadence’s Clawback Policy which, in the event of a restatement of Cadence’s financial results, allows Cadence to seek to recover or cancel performance-based bonuses and awards to the extent that performance goals would not have been met under such restated financial results;

•	caps on bonus awards to limit windfalls;

•	the Named Executive Officers must obtain permission from Cadence’s General Counsel before the sale of any shares of Cadence common stock, even during an open trading period; and

•	the Compensation Committee’s consideration of ethical behavior as integral in assessing the performance of all executive officers, including the Named Executive Officers.

The Compensation Committee held three meetings during fiscal 2009.

Corporate Governance and Nominating Committee

The Board has determined that all Corporate Governance and Nominating Committee members are independent as defined by the NASDAQ listing standards.

The Corporate Governance and Nominating Committee charter was amended in February 2010. The duties and responsibilities of the Corporate Governance and Nominating Committee include:

•	Determining any criteria for selecting new directors;

•	Interviewing and evaluating candidates for Board membership;

•	Evaluating director nominees recommended by stockholders;

•	Reviewing, at least annually, the appropriate skills and characteristics required for directors in the context of the composition of the Board;

•	Reviewing periodically the size of the Board and recommending any changes to the Board;

•	Recommending to the Board director nominees for election at the next annual or special meeting of stockholders or to fill any vacancies or newly created directorships that may occur between such meetings;

•	Making a recommendation to the Board as to whether to accept or reject the resignation of an incumbent director who receives a greater number of votes cast “against” than votes cast “for” at an annual or special meeting of stockholders;

•	Reviewing, at least annually, the Corporate Governance Guidelines and the Code of Business Conduct;

•	Overseeing the administration of the Code of Business Conduct and administering the Code of Business Conduct with respect to Cadence’s directors and executive officers;

•	Reviewing and approving any related person transactions involving Cadence directors and executive officers and establishing policies and procedures for the review, approval and ratification of such transactions;

•	Reviewing whether it is appropriate for a director to continue service if his or her business responsibilities or personal circumstances change and make a recommendation to the Board as to any action to be taken with respect to such change; and

•	Overseeing the annual evaluation of the Board and its committees.

The Corporate Governance and Nominating Committee uses a variety of methods to identify and evaluate director nominees. The committee periodically assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement of directors or otherwise, and the need for particular expertise on the Board. If vacancies are anticipated or otherwise arise, the committee considers potential director candidates. Additionally, candidates may come to the attention of the committee through current directors, officers, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the committee, and may be considered at any point during the year. In connection with this evaluation, the Corporate Governance and Nominating Committee determines whether to interview the prospective nominee and, as warranted, one or more members of the committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the committee makes a recommendation to the full Board as to the persons who should be nominated or elected by the Board, and the Board determines whether to reject, elect or nominate the candidate, as the case may be, after considering the recommendation of the committee.

The Corporate Governance and Nominating Committee will consider individuals recommended by stockholders for nomination as a director pursuant to the provisions of Cadence’s Bylaws relating to stockholder nominations. A stockholder who wishes to recommend a prospective nominee for the Board should notify Cadence’s Corporate Secretary or the Corporate Governance and Nominating Committee in writing with the supporting material required by Cadence’s Bylaws as described under “Other Matters — Stockholder Proposals and Nominations” below, and any other material the stockholder considers necessary or appropriate.

Although the Board currently has no defined minimum criteria for consideration or continued service as a director, the Corporate Governance and Nominating Committee evaluates prospective nominees against the standards and qualifications set out in the Corporate Governance Guidelines and other relevant factors as it deems appropriate. Among the factors the Board may consider are the current composition of the Board, the need for particular expertise, a prospective nominee’s experience, judgment, integrity, diversity of background, independence, ability to commit sufficient time and attention to Board activities, skills, such as an understanding of electronic design and semiconductor technologies, international background and other relevant characteristics. At least a majority of directors on the Board must be “independent” as defined by the NASDAQ listing standards and as determined by the Board.

The Corporate Governance and Nominating Committee held three meetings during fiscal 2009.

Finance Committee

The Finance Committee, on behalf of the Board, evaluates and approves financings, mergers, acquisitions, divestitures and other financial commitments of Cadence to unaffiliated third parties that involve amounts greater than $30 million and up to $60 million.

The Finance Committee held four meetings during fiscal 2009.

Technology Committee

The Technology Committee monitors trends in technology that may affect Cadence’s strategic plans, advises the Board regarding Cadence’s research and development activities and reviews and makes recommendations to management regarding Cadence’s leading technologists and researchers.

The Technology Committee held five meetings during fiscal 2009.

Board Leadership Structure

Currently, Mr. Tan serves as CEO and Dr. Shoven, an independent director, serves as Chairman of the Board. The Board believes that Cadence and its stockholders are best served at this time by this leadership structure because it is valuable to have strong independent leadership to assist the Board in fulfilling its role of overseeing the management of Cadence and its risk management practices, separate from the CEO. However, the Corporate Governance Guidelines permit the roles of the Chairman of the Board and the CEO to be filled by the same or different individuals. This provides the Board with flexibility to determine whether the two roles should be combined in the future based on Cadence’s needs and the Board’s assessment of Cadence’s leadership from time to time. The Corporate Governance Guidelines provide for a lead independent director if the roles are combined.

Risk Oversight

The Board exercises its risk oversight function through the Board as a whole and through certain of its committees. The Board and the relevant committees seek to understand and oversee the most critical risks facing Cadence. The Board does not view risk in isolation, but considers risk as part of its regular consideration of business decisions and business strategy. The Board as a whole has the ultimate responsibility for the oversight of risk management, but has delegated the oversight of certain risks to the Audit Committee and the Compensation Committee. The Audit Committee is responsible for overseeing risk management as it relates to Cadence’s financial condition, financial statements, financial reporting process and accounting matters. The Compensation Committee is responsible for overseeing Cadence’s overall compensation practices, polices and programs and assessing the risks associated with such practices, policies and programs. The Board and the relevant committees review with Cadence’s management the risk management practices for which they have oversight responsibility. Since overseeing risk is an ongoing process and inherent in Cadence’s strategic decisions, the Board and the relevant committees also discuss risk throughout the year in relation to specific proposed actions.

COMPENSATION OF DIRECTORS

Directors who are Cadence employees do not receive additional compensation for their service on the Board. The following table sets forth the compensation earned by Cadence’s non-employee directors (as defined below) for their service on the Board in fiscal 2009:

DIRECTOR COMPENSATION FOR FISCAL 2009

	Fees Earned	Option	All Other
	or Paid in Cash	Awards	Compensation	Total
Name	($)	($)(1)(2)	($)(3)	($)

Donald L. Lucas	$173,000	$63,625	$7,355	$243,980
Dr. Alberto Sangiovanni-Vincentelli	136,000	63,625	8,843	208,468
George M. Scalise	108,000	63,625	0	171,625
Dr. John B. Shoven	215,000	127,250	4,101	346,351
Roger S. Siboni	151,000	63,625	11,602	226,227
John A.C. Swainson	89,000	63,625	0	152,625

(1)	As of January 2, 2010, the aggregate number of outstanding stock options held by each director was as follows: Mr. Lucas — 240,000; Dr. Sangiovanni-Vincentelli — 285,000; Mr. Scalise — 245,000; Dr. Shoven — 392,500; Mr. Siboni — 257,500; and Mr. Swainson — 100,000.

(2)	In accordance with SEC rules, the amount shown reflects the grant date fair value of stock options granted during fiscal 2009 calculated pursuant to Financial Accounting Standards Board Codification (ASC) 718, Compensation — Stock Compensation, which is referred to in this proxy statement as FASB ASC 718. The grant date fair value is based on the price of Cadence common stock on the date the stock option was granted and does not reflect any fluctuations in the price of Cadence common stock subsequent to the grant date. The amount shown therefore does not reflect the financial benefit that the holder of the stock option will actually realize upon the vesting of the stock option nor whether the stock option will be exercised or exercisable prior to its expiration. The assumptions used to calculate the valuation of the stock options for fiscal 2009 are set forth in Note 9 to the Notes to Consolidated Financial Statements in Cadence’s Annual Report on Form 10-K for the fiscal year ended January 2, 2010.

(3)	All Other Compensation for Drs. Sangiovanni-Vincentelli and Shoven and Messrs. Lucas and Siboni consists of reimbursements pursuant to the director health care and prescription drug insurance coverage plan described below.

A “non-employee director” is a Cadence director who is not an employee of Cadence. As of the beginning of fiscal 2009, the annual retainer for non-employee directors was $80,000, with an additional annual retainer of $80,000 for a non-employee director serving as Chairman of the Board. In May 2009, the Board temporarily reduced the retainer fees payable to the non-employee directors and the retainer fee payable to the Chairman of the Board by 10% each, effective July 1, 2009 through March 31, 2010 and, in February 2010, extended the duration of the reduction through June 30, 2010. A non-employee director serving as Chairman of the Audit Committee, the Finance Committee or the Technology Committee receives an annual retainer of $40,000 per year and a non-employee director serving as Chairman of the Corporate Governance and Nominating Committee or the Compensation Committee receives an annual retainer of $20,000 per year. A non-employee director serving as Chairman of the Board is also eligible to receive fees for service as the Chairman of these committees of the Board.

Each non-employee director of Cadence earned a $76,000 retainer for his service on the Board in fiscal 2009. Dr. Shoven earned an additional $76,000 retainer for his service as Chairman of the Board and a retainer of $20,000 for his service as Chairman of the Compensation Committee. Mr. Siboni and Dr. Sangiovanni-Vincentelli each earned a retainer of $40,000 for his service as Chairman of the Audit Committee and Chairman of the Technology Committee, respectively. Mr. Lucas earned a retainer of $20,000 for his service as the Chairman of the Corporate Governance and Nominating Committee and a retainer of $40,000 for his service as the Chairman of the Finance Committee. Each non-employee director also received meeting fees of $2,000 for each meeting attended in person and $1,000 for each meeting attended via telephone. No additional compensation was paid when the Board or a committee acted by unanimous written consent in lieu of a meeting. Non-employee directors were also eligible for reimbursement of their expenses incurred in connection with attending Cadence’s Board meetings in accordance with Cadence’s policy.

Each non-employee director also receives stock option grants under Cadence’s 1995 Directors Stock Option Plan, as amended, which is referred to in this proxy statement as the Directors Plan. Only non-employee directors are eligible to receive stock options under the Directors Plan.

Under the Directors Plan, each non-employee director, upon joining the Board, is automatically granted a one-time option to purchase the number of shares of Cadence common stock equal to 6,250 multiplied by the number of full calendar quarters between the date the director’s service begins and the next April 1st. A director is considered to have served the entire calendar quarter if he or she becomes a director at any time during the first half of the quarter. These initial grants vest and become exercisable in full on the March 31st following the grant date and have an exercise price equal to the average closing price of Cadence common stock for the 20 trading days prior to the grant date.

In addition, every April 1st, each non-employee director is automatically granted an option to purchase 25,000 shares of Cadence common stock and a non-employee director serving as Chairman of the Board is automatically granted an option to purchase an additional 25,000 shares of common stock. These annual stock option grants vest and become exercisable in full on the March 31st following the grant date and have an exercise price equal to the average closing price of Cadence common stock for the 20 trading days prior to the grant date.

Directors may elect to defer compensation payable to them under Cadence’s deferred compensation plan. These deferred compensation payments are held in accounts with values indexed to the performance of selected mutual funds, self-directed accounts or money market accounts. Cadence does not match contributions made under Cadence’s deferred compensation plan.

Furthermore, a health care and prescription drug insurance coverage plan is available for active non-employee directors, eligible retired directors and their dependents. All non-employee directors and their dependents are eligible for coverage under the plan during their term of service on the Board. Retired employee and non-employee directors and their dependents are eligible for continuing coverage under the plan after the director’s termination of service for a term not to exceed such director’s term of service on the Board. Under the plan, Cadence reimburses 100% of the premiums for participants and their dependents up to a maximum of $20,000 per calendar year, which maximum amount may be adjusted for future changes in health care costs. Benefits under the plan are fully taxable to the participants and Cadence does not defray any such taxes. Messrs. Lucas and Siboni and Drs. Sangiovanni-Vincentelli and Shoven maintained health insurance coverage under this plan in fiscal 2009.

PROPOSAL 1

ELECTION OF DIRECTORS

The Corporate Governance and Nominating Committee of the Board has recommended, and the Board has nominated, the seven nominees named below for election to the Board. Each director elected at the 2010 Annual Meeting of Stockholders will hold office until the 2011 Annual Meeting of Stockholders and until his successor is elected and qualified, or until the director’s earlier death, resignation or removal. Each nominee listed below is currently a Cadence director. All of the nominees have previously been elected by Cadence’s stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTOR QUALIFICATIONS AND DIVERSITY

The Board believes that the Board, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee Cadence’s business. In addition, the Board believes that there are certain attributes that every director should possess, as reflected in the Board’s membership criteria. Accordingly, the Board and the Corporate Governance and Nominating Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and Cadence’s current and future needs.

The Corporate Governance and Nominating Committee is responsible for developing and recommending Board membership criteria to the Board for approval. The criteria, which are set forth in the Corporate Governance Guidelines, include a prospective nominee’s integrity, experience, judgment, diversity of background, independence, ability to commit sufficient time and attention to Board activities, skills such as an understanding of electronic design and semiconductor technologies, international background and other relevant characteristics. The Corporate Governance and Nominating Committee considers all of these criteria in the context of the perceived needs of the Board at that point in time. In addition, the Corporate Governance and Nominating Committee annually reviews with the Board the appropriate skills and characteristics required of directors in the context of the current composition of the Board. In seeking a diversity of background, the Corporate Governance and Nominating Committee seeks a variety of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives. This annual assessment enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual directors, as Cadence’s needs evolve and change over time, and also enables the Board to assess the effectiveness of its policy to seek a diversity of background on the Board. In identifying director candidates from time to time, the Corporate Governance and Nominating Committee and the Board may establish specific skills and experience that it believes Cadence should seek in order to have an effective board of directors.

In evaluating director candidates, and considering incumbent directors for renomination to the Board, the Corporate Governance and Nominating Committee has considered all of the criteria described above and, for incumbent directors, past performance on the Board. Among other things, the Corporate Governance and Nominating Committee has determined that it is important to have individuals with the following skills and experiences on the Board:

•	Strong technologists with in-depth understanding of electronic design and semiconductor technologies, which is vital in understanding and reviewing Cadence’s strategy, including product development and the acquisition of businesses that offer complementary products, services or technologies;

•	Current or former executives with significant operating experience that gives them specific insight into developing, implementing and assessing our operating plan and business strategy;

•	Substantial international experience, which is particularly important given our global presence;

•	Financial expertise with which to evaluate our financial statements and capital structure; and

•	Corporate governance experience from publicly traded companies to support our goals of accountability for management and the Board, and protection of stockholder interests.

The Corporate Governance and Nominating Committee believes that all of the seven director nominees listed below are highly qualified and have the skills and experience required for service on our Board. The biographies below contain information regarding each of their experiences, qualifications and skills.

NOMINEES

The names of the nominees and certain information about them, including term of service as a Cadence director and age as of the 2010 Annual Meeting of Stockholders, are set forth below:

Name and Principal Occupation	Business Experience and Directorships

Donald L. Lucas 80 Years Old Director Since 1988 Private venture capital investor	Donald L. Lucas served as Chairman of the Board of Cadence from 1988 to 2004. From its inception in 1983 to 1987, Mr. Lucas served as Chairman of the Board and a director of SDA Systems, Inc., a predecessor of Cadence. Mr. Lucas has been a private venture capital investor since 1960. Mr. Lucas also serves as a director of 51job, Inc., DexCom, Inc., Oracle Corporation, Spansion, Inc. and Vimicro International Corporation.

Name and Principal Occupation	Business Experience and Directorships

Mr. Lucas served as a director of Macromedia, Inc. from 2003 to 2005 and PDF Solutions, Inc. from 1999 to 2005.

As a private venture capital investor and long-time director for a range of technology companies, Mr. Lucas has broad industry and business experience, as well as financial and corporate governance expertise.

Dr. Alberto Sangiovanni-Vincentelli 62 Years Old Director Since 1992 Professor of Electrical Engineering and Computer Sciences, University of California, Berkeley	Dr. Alberto Sangiovanni-Vincentelli is a co-founder of SDA Systems, Inc., a predecessor of Cadence, and served as a consultant to Cadence, or one of its predecessor corporations, from 1983 to 2008. Since 1976, Dr. Sangiovanni-Vincentelli has been a professor of electrical engineering and computer sciences at the University of California, Berkeley, where he holds the Edgar L. and Harold H. Buttner Chair of Electrical Engineering. Dr. Sangiovanni-Vincentelli was elected to the National Academy of Engineering in 1998 and received the Kaufman Award from the Electronic Design Automation Consortium in 2001, the IEEE/RSE Wolfson James Clerk Maxwell Medal for his impact on the development of electronics and electrical engineering or related fields in 2008 and the ACM/IEEE A. Richard Newton Technical Impact Award in Electronic Design Automation in 2009.

As a co-founder of one of Cadence’s predecessor companies, a professor of electrical engineering at the University of California, Berkeley and a well-known expert in electrical engineering, Dr. Sangiovanni-Vincentelli is a strong technologist with significant industry expertise, as well as substantial international experience.

George M. Scalise 76 Years Old Director Since 1989 President, Semiconductor Industry Association	George M. Scalise has served as President of the Semiconductor Industry Association, an association of semiconductor manufacturers and suppliers, since 1997. Mr. Scalise served on the Board of Directors of the Federal Reserve Bank of San Francisco from 2000 to 2005, including as Deputy Chairman from 2001 to 2003 and as Chairman from 2003 to 2005. Mr. Scalise served as Executive Vice President and Chief Administrative Officer of Apple Computer, Inc. (now Apple, Inc.), a company that designs and manufactures consumer electronics and software products, from 1996 to 1997. Mr. Scalise also served as Senior Vice President of Planning and Development and Chief Administrative Officer of National Semiconductor Corporation, a semiconductor company, from 1991 to 1996. Mr. Scalise served on President George W. Bush’s Council of Advisors on Science and Technology from 2001 to 2009. Mr. Scalise also serves as a director of MindTree Ltd.

As the President of the Semiconductor Industry Association, a former board member of the Federal Reserve and a former Chief Administrative Officer of Apple Computer, Inc. (now Apple, Inc.), Mr. Scalise has significant semiconductor and financial expertise and substantial international experience.

Name and Principal Occupation	Business Experience and Directorships

Dr. John B. Shoven 62 Years Old Director Since 1992 Professor of Economics, Stanford University	Dr. John B. Shoven has served as Chairman of the Board since 2005. Dr. Shoven is the Charles R. Schwab Professor of Economics at Stanford University and the Wallace R. Hawley Director of the Stanford Institute for Economic Policy Research. He is also a senior fellow at the Hoover Institution, a fellow of the American Academy of Arts and Sciences and a research associate at the National Bureau of Economic Research. Dr. Shoven has been a member of the faculty at Stanford University since 1973, serving as Chairman of the Economics Department from 1986 to 1989, director of the Center for Economic Policy Research from 1988 to 1993 and as Dean of the School of Humanities and Sciences from 1993 to 1998. Dr. Shoven also serves as a director of Exponent, Inc., Financial Engines, Inc. and the Mountain View Board of American Century Funds.

Dr. Shoven served as a director of PalmSource, Inc. from 2002 to 2005 and Watson Wyatt Worldwide, Inc. from 2002 to 2006.

As a professor of economics at Stanford University, the director of the Stanford Institute for Economic Policy Research and a director of a number of companies, Dr. Shoven has strong financial and corporate governance expertise.

Roger S. Siboni 55 Years Old Director Since 1999 Independent Investor	Roger S. Siboni served as Chairman of the Board, from 2003 to 2005, and as President and Chief Executive Officer, from 1998 to 2003, of Epiphany, Inc., a software company that provided customer relationship management solutions. Prior to joining Epiphany, Inc., Mr. Siboni spent more than 20 years at KPMG LLP, most recently as its Deputy Chairman and Chief Operating Officer. Mr. Siboni also serves as a director of ArcSight, Inc., Dolby Laboratories, Inc. and infoGroup, Inc.

Mr. Siboni served as a director of Classmates Media Corporation from 2007 to 2010 and FileNet Corporation from 1998 to 2006.

As a former Chairman of the Board and Chief Executive Officer of Epiphany, Inc., a former Chief Operating Officer of and accountant at KPMG LLP and a director of a number of software companies, Mr. Siboni has significant operating experience, as well as financial, accounting and corporate governance expertise.

John A.C. Swainson 55 Years Old Director Since 2006 Former Chief Executive Officer, CA, Inc.	John A.C. Swainson served as Chief Executive Officer of CA, Inc., an information technology management software company, from 2005 through 2009 and as a director of CA, Inc. from November 2004 through 2009. Prior to joining CA, Inc., Mr. Swainson was Vice President of Worldwide Sales and Marketing of the Software Group at International Business Machines Corporation (IBM), a computer hardware and software company, during 2004 and General Manager of the Application Integration and Middleware division of IBM’s Software Group from 1997 to 2004. Mr. Swainson also serves as a director of Visa, Inc., where he has been Lead Independent Director since 2007.

Mr. Swainson served as a director of Visa U.S.A., the predecessor of Visa, Inc., from 2006 to 2007.

Name and Principal Occupation	Business Experience and Directorships

As a former Chief Executive Officer and director of CA, Inc., as well as a former General Manager and Vice President of Worldwide Sales and Marketing of IBM, Mr. Swainson has significant management, international operating and sales and marketing experience, as well as substantial corporate governance expertise.

Lip-Bu Tan 50 Years Old Director Since 2004 President and Chief Executive Officer, Cadence Design Systems, Inc.	Lip-Bu Tan has served as President and Chief Executive Officer of Cadence since January 2009. In 1987, Mr. Tan founded Walden International, an international venture capital firm, and since its founding has served as its Chairman. Mr. Tan also serves as a director of Flextronics International Ltd., Semiconductor Manufacturing International Corporation and SINA Corporation.

Mr. Tan served as a director of Centillium Communications, Inc. from 1997 to 2007, Creative Technology, Ltd. from 1990 to 2009, Integrated Silicon Solution, Inc. from 1990 to 2007, Leadis Technology, Inc. from 2002 to 2006 and MindTree Ltd. from 2006 to 2009.

As a Chairman of an international venture capital firm and a director of a number of technology companies, Mr. Tan has extensive experience in the electronic design and semiconductor industries, as well as international operations and corporate governance expertise.

VOTE REQUIRED AND BOARD OF DIRECTORS RECOMMENDATION

Shares represented by executed proxies will be voted FOR the election of the seven nominees named above, if authority to do so is not withheld.

The Board recommends a vote FOR the election of each of the seven nominees. The election of directors at the annual meeting requires that each director receive a majority of the votes cast with respect to that director, which means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director; provided, however, that in a contested election, the directors shall be elected by the affirmative vote of a plurality of the votes cast at the annual meeting. The election this year is not contested and the majority voting standard applies.

In order for an incumbent Cadence director to become a nominee at the annual meeting, such director must submit an irrevocable resignation that becomes immediately effective if (i) the votes cast “for” such director does not exceed the votes cast “against” such director in an election that is not a contested election, and (ii) the Board accepts the resignation in accordance with the policies and procedures adopted by the Board for such purpose. If a nominee who is currently serving as a Cadence director is not elected at the annual meeting, the Corporate Governance and Nominating Committee will make a recommendation to the Board as to whether to accept or reject such director’s resignation, or whether to take other action. The Board will act on the Corporate Governance and Nominating Committee’s recommendation and publicly disclose (as required by applicable law) its decision and the reasons behind it within 90 days from the date the election results are certified.

If any nominee should be unavailable for election as a result of unexpected circumstances, shares will be voted for the election of any substitute nominee named by the Board. Each person nominated for election has agreed to be named in this proxy statement and to serve if elected, and Cadence has no reason to believe that any nominee will be unable to serve.

Abstentions will be treated as being present and entitled to vote on the proposal, however, abstentions are not counted as votes “for” or “against” directors and will not have an effect on the election of directors. Unless marked to the contrary, proxies received will be voted FOR the election of each of the seven director nominees.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP as Cadence’s independent registered public accounting firm for the fiscal year ending January 1, 2011. Pursuant to the Audit Committee charter, the Board has directed management to submit the selection of the independent registered public accounting firm for ratification by the stockholders at the annual meeting. KPMG LLP has audited Cadence’s financial statements since fiscal 2002. Representatives from KPMG LLP are expected to be present at the 2010 Annual Meeting of Stockholders, will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG LLP as Cadence’s independent registered public accounting firm is not required by Cadence’s Bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If Cadence’s stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year, if it determines that such a change would be in the best interests of Cadence and its stockholders.

VOTE REQUIRED AND BOARD OF DIRECTORS RECOMMENDATION

The Board recommends a vote FOR ratification of the selection of KPMG LLP. The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required for approval of this proposal. Abstentions will be treated as being present and entitled to vote on the proposal and, therefore, will have the effect of votes against the proposal. Unless marked to the contrary, proxies received will be voted FOR ratification of the selection of KPMG LLP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is comprised of three non-employee directors of Cadence who are “independent” as defined by the listing standards of NASDAQ and as defined under the Exchange Act. During fiscal 2009, the Audit Committee was comprised of Dr. Shoven and Messrs. Lucas and Siboni, with Mr. Siboni serving as its Chairman. The Audit Committee met nine times in fiscal 2009.

The Audit Committee operates under a charter that was amended by the Board in February 2010. The Audit Committee charter is posted on the investor relations page of Cadence’s website at http://www.cadence.com/company/investor_relations. As more fully described in its charter, the Audit Committee appoints and retains the independent registered public accounting firm and oversees the quality and integrity of Cadence’s financial statements, Cadence’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of Cadence’s internal audit function, the independent registered public accounting firm, Cadence’s accounting and financial reporting processes and the audits of Cadence’s financial statements on behalf of the Board.

In this context, the Audit Committee has reviewed and discussed the audited financial statements included in Cadence’s Annual Report on Form 10-K for the fiscal year ended January 2, 2010 with Cadence’s management and KPMG LLP, Cadence’s independent registered public accounting firm. The Audit Committee has also discussed with KPMG LLP the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. In addition, the Audit Committee has received from KPMG LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence from Cadence and its management. The Audit Committee has also considered whether the provision of other non-audit services by KPMG LLP to Cadence is compatible with KPMG LLP’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in Cadence’s Annual Report on Form 10-K for the fiscal year ended January 2, 2010 for filing with the SEC.

AUDIT COMMITTEE

Roger S. Siboni, Chairman
Donald L. Lucas
John B. Shoven

The foregoing Audit Committee report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of Cadence under the Securities Act of 1933, as amended, or under the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any such filing.

FEES BILLED TO CADENCE BY KPMG LLP DURING FISCAL 2009 AND 2008

The following table presents fees incurred by Cadence for professional services rendered by KPMG LLP for the fiscal years ended January 2, 2010 and January 3, 2009.

	Fiscal Year Ended		Fiscal Year Ended
	January 2,		January 3,
	2010		2009
	(In thousands)

Audit Fees(1)	$ 3,150		$ 5,108
Audit-Related Fees(2)	1	(3)	—

Total Audit and Audit-Related Fees	3,151		5,108
Tax Fees(4)	40	(5)	33	(6)
All Other Fees	—		—

Total Fees	$ 3,191		$ 5,141

(1)	Includes fees for the audit of Cadence’s consolidated financial statements in Cadence’s Annual Report on Form 10-K, fees for the audit of Cadence’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, fees for the review of the interim condensed consolidated financial statements in Cadence’s Quarterly Reports on Form 10-Q and fees for services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or other engagements. The amount for fiscal 2009 also includes estimated fees of $587,064, not yet paid as of the date of this filing, which includes fees for services rendered in connection with Cadence’s year-end financial statement audit and the audit of Cadence’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 of $272,062 and fees for statutory and regulatory filings related to fiscal 2009 of $315,002. The amount for fiscal 2008 also includes fees for the services rendered in connection with the restatements of the interim condensed consolidated financial statements for the first and second quarters of fiscal 2008.

(2)	Includes fees for assurance and related services that are reasonably related to the performance of the audit or review of Cadence’s consolidated financial statements that are not reported under “Audit Fees.”

(3)	Audit-Related Fees for fiscal 2009 consisted of fees for a statutory compliance engagement in India associated with the certification of certain financial data for a regulatory filing.

(4)	Includes fees for tax compliance, tax advice and tax planning.

(5)	Tax Fees for fiscal 2009 consisted of tax compliance fees of $40,218.

(6)	Tax Fees for fiscal 2008 consisted of tax compliance fees of $26,383 and tax planning and consulting fees of $6,596.

AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee pre-approves all audit and permissible non-audit services provided by KPMG LLP prior to the engagement of KPMG LLP with respect to such services. Pursuant to the Audit Committee’s pre-approval policy, these services may include specified audit services, audit-related services, tax compliance services and tax planning and related tax services.

However, engagements for these pre-approved audit-related and tax services with an estimated cost of more than $250,000 or that exceed the applicable budgeted amount for the pre-approved services must be pre-approved on a case-by-case basis by the Audit Committee or the Chairman of the Audit Committee, or, if the Chairman is unavailable, another member of the Audit Committee. In addition, any proposed engagement of KPMG LLP for services that are not pre-approved audit-related and tax services as described above must also be pre-approved on a case-by-case basis by the Audit Committee or the Chairman of the Audit Committee, or, if the Chairman is unavailable, another member of the Audit Committee. The members to whom such authority is delegated must report any approval decisions to the full Audit Committee at its next scheduled meeting. None of the services described in the table above entitled “Fees Billed to Cadence by KPMG LLP During Fiscal 2009 and 2008” were approved by the Audit Committee under the de minimis exception provided by Rule 2-01(c)(7)(i)(C) of Regulation S-X.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of Cadence common stock as of March 16, 2010, the record date, unless otherwise indicated below, by:

•	All those known by Cadence to be beneficial owners of more than 5% of its common stock;

•	Each of the executive officers named in the Summary Compensation Table presented below under “Compensation of Executive Officers;”

•	All directors and director nominees; and

•	All current executive officers and directors of Cadence as a group.

	Beneficial Ownership(1)
	Number of	Percent of
Beneficial Owner	Shares	Total

Five Percent Stockholders:
Dodge & Cox(2)	46,518,050	17.20%
555 California Street, 40th Floor San Francisco, CA 94104
T. Rowe Price Associates, Inc.(3)	21,349,558	7.90
100 E. Pratt Street Baltimore, Maryland 21202
BlackRock, Inc.(4)	16,011,440	5.92
40 East 52nd Street New York, NY 10022
Directors and Executive Officers:
Donald L. Lucas(5)(6)	200,000	*
Alberto Sangiovanni-Vincentelli(5)	292,993	*
George M. Scalise(5)	232,500	*
John B. Shoven(5)	473,750	*
Roger S. Siboni(5)	240,000	*
John A.C. Swainson(5)	115,000	*
Lip-Bu Tan(5)(7)	1,391,814	*
Kevin S. Palatnik(5)	610,890	*
Charlie Huang(5)(8)	658,451	*
John J. Bruggeman II(5)	75,934	*
Thomas A. Cooley(5)	193,927	*
James J. Cowie(5)	261,181	*
All current executive officers and directors as a group (14 persons)(9)	5,526,408	2.02

*	Less than 1%

(1)	This table is based upon information provided by principal stockholders pursuant to Schedules 13G filed with the SEC and the executive officers and directors. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Cadence believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned by such stockholder. Beneficial ownership of greater than 5% of Cadence’s outstanding common stock reflects ownership as of the most recent date indicated under filings with the SEC as noted below, while beneficial ownership of the executive officers and directors is as of the record date. Applicable percentages are based on 270,413,071 shares of Cadence common stock outstanding on the record date, adjusted as required by rules promulgated by the SEC.

(2)	Dodge & Cox filed an amended Schedule 13G with the SEC on February 12, 2010, indicating that it beneficially owns 46,518,050 shares for which it has sole voting power with respect to 44,238,700 shares, shared voting power with respect to 53,400 shares and sole dispositive power with respect to 46,518,050 shares.

(footnotes continue on following page)

(3)	T. Rowe Price Associates, Inc. filed a Schedule 13G with the SEC on February 11, 2010, indicating that it beneficially owns 21,349,558 shares for which it has sole voting power with respect to 2,866,328 shares and sole dispositive power with respect to 21,111,339 shares.

(4)	BlackRock, Inc. filed an amended Schedule 13G with the SEC on January 29, 2010, indicating that it acquired, on December 1, 2009, Barclays Global Investors. As a result, Barclays Global Investors is now included as a subsidiary of BlackRock, Inc. for purposes of Schedule 13G filings. BlackRock, Inc. indicated that it beneficially owns 16,011,440 shares for which it has sole voting and dispositive power.

(5)	Includes shares which executive officers named in the Summary Compensation Table presented under “Compensation of Executive Officers” and directors of Cadence have the right to acquire within 60 days after the record date upon exercise of outstanding stock options as follows:

Donald L. Lucas	195,000	Lip-Bu Tan	804,687
Alberto Sangiovanni-Vincentelli	262,500	Kevin S. Palatnik	331,562
George M. Scalise	222,500	Charlie Huang(8)	282,334
John B. Shoven	358,750	John J. Bruggeman II	8,125
Roger S. Siboni	235,000	Thomas A. Cooley	84,584
John A.C. Swainson	100,000	James J. Cowie	142,709

(6)	Includes 5,000 shares held by Donald L. Lucas, TTEE, Donald L. & Lygia S. Lucas Trust dtd 12/3/84, of which Mr. Lucas is the trustee.

(7)	Includes 122,795 shares held by Lip-Bu Tan and Ysa Loo Trust dated 2/3/1992, of which Mr. Tan and his spouse are trustees and for which Mr. Tan shares voting and investment power with his spouse, and 5,000 shares held by A&E Investment LLC, the sole member of which is the Lip-Bu Tan and Ysa Loo Trust dated 2/3/1992. Also includes 1,000 shares held by L Tan & N Lee & W Lee Trustees, Pacven Walden Inc. 401(k) PSP FBO Lip-Bu Tan for which Mr. Tan has sole voting and investment power. Mr. Tan disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(8)	Includes 244,488 shares held by Huang-Zhang Trust U/A DTD 6/12/96, of which Mr. Huang and his spouse are trustees and for which Mr. Huang shares voting and investment power with his spouse. Also includes 11,420 shares held in custodial accounts by Mr. Huang’s spouse for their minor children and 10,680 shares held by Mr. Huang’s spouse (including 3,959 shares that may be acquired within 60 days after the record date upon exercise of outstanding stock options) for which Mr. Huang may be deemed to share voting and investment power. Mr. Huang disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(9)	Includes 3,590,182 shares which all current executive officers and directors in the aggregate have the right to acquire within 60 days after the record date upon exercise of outstanding stock options.

COMPENSATION DISCUSSION AND ANALYSIS

OVERALL OBJECTIVES OF EXECUTIVE COMPENSATION

Compensation of Cadence’s executive officers is intended to attract, motivate and retain highly qualified individuals with the leadership skills necessary to achieve Cadence’s annual and long-term business objectives and to create stockholder value. Cadence’s executive officer compensation is based on the following principles:

•	Executive officers’ total direct compensation (consisting of salary, annual cash incentive compensation and long-term equity incentive compensation) should be competitive with market practice;

•	Compensation of the executive officers should align the interests of the executive officers with the interests of Cadence’s stockholders by providing the executive officers with long-term equity incentive compensation opportunities and promoting stock ownership, and thereby discourage behavior that leads to excessive risk; and

•	A substantial portion of the compensation of executive officers should be at risk and should vary based on Cadence’s financial and operational performance as well as the executive officers’ level of responsibility and individual performance at Cadence.

The Compensation Committee assesses the compensation of the executive officers annually to monitor Cadence’s adherence to these principles.

FISCAL 2009 COMPENSATION HIGHLIGHTS

In light of the challenging economic environment in fiscal 2009, and taking into consideration the objectives listed above, the following compensation decisions were made with respect to fiscal 2009:

•	The Compensation Committee accepted the voluntary temporary reduction of the base salaries of each Named Executive Officer (as defined in “Compensation of Executive Officers” below) who was an executive officer of Cadence in May 2009;

•	The Compensation Committee accepted the recommendation of management to withhold bonus opportunities from executive officers, including the Named Executive Officers, for performance in fiscal 2009 under the Bonus Plan; and

•	The Compensation Committee determined that a relatively higher ratio of long-term equity incentive compensation to cash compensation would provide the appropriate alignment with stockholders during difficult economic times.

DETERMINING EXECUTIVE COMPENSATION

Competitive Compensation Levels

Each year the Compensation Committee benchmarks the competitiveness of the elements of the executive officers’ total direct compensation. The Compensation Committee also periodically reviews the competitiveness of the executive officers’ severance and change in control arrangements and the broad-based employee benefit plans in which the executive officers participate.

In July 2008, the Compensation Committee identified two separate peer groups for benchmarking purposes to be used in connection with compensation decisions for fiscal 2009. One peer group was used to understand market trends with respect to pay programs and practices among business and talent competitors and other industry bellwethers, and is referred to in this proxy statement as the Direct Practices Peer Group. The other peer group was used to assess the competitiveness of the executive officers’ total direct compensation compared to executives with similar titles and responsibilities at companies with which Cadence competes for talent, and is referred to in this proxy statement as the Primary Compensation Peer Group.

Direct Practices Peer Group

The Direct Practices Peer Group was determined qualitatively by the Compensation Committee with the assistance of its independent compensation consultant, Semler Brossy, and is comprised of technology bellwether companies, as well as companies in nearby or adjacent markets and other business and talent competitors. Although the Compensation Committee monitors the compensation practices of the companies in this group to understand the compensation landscape in the technology market, it does not generally consider the level of compensation that these companies pay their executive officers (other than the companies that are also in the Primary Compensation Peer Group) when determining the compensation of Cadence’s executive officers, because of differences in the scope of job responsibilities or the breadth of the organizations managed by executives holding the same or similar titles.

The following companies (three of which were also included in the Primary Compensation Peer Group, as indicated by an asterisk (*) below) comprised the Direct Practices Peer Group for fiscal 2009:

Adobe Systems Incorporated	Intel Corporation	Oracle Corporation
Applied Materials, Inc.	KLA-Tencor Corporation*	Synopsys, Inc.*
Broadcom Corporation	Mentor Graphics Corporation	VMware, Inc.
Cisco Systems, Inc.	NVIDIA Corporation*

Primary Compensation Peer Group

In order to reflect more accurately the pool from which executive talent is drawn and to which it is lost, the Primary Compensation Peer Group is not limited to Cadence’s direct business competitors. Rather, the Compensation Committee included companies that have a technology emphasis, are located in the San Francisco Bay Area (where Cadence is headquartered), compete in the same talent market as Cadence and fall within a relevant revenue and market capitalization range (i.e., technology companies with revenue between 0.5 and 2.5 times that of Cadence’s fiscal 2007 revenue and two-year average market capitalization between 0.25 and 4 times that of Cadence’s two-year average market capitalization as of July 2008). The resulting group of 28 companies was used to assess the competitiveness of the executive officers’ base salaries, target and actual annual cash incentive compensation, long-term equity incentive opportunities and total direct compensation.

The following companies (three of which were also included in the Direct Practices Peer Group, as indicated by an asterisk (*) below) comprised the Primary Compensation Peer Group for fiscal 2009 for determining competitive compensation levels:

Altera Corporation	Lam Research Corporation	NVIDIA Corporation*
Atmel Corporation	Linear Technology Corporation	Palm, Inc.
Autodesk, Inc.	Logitech International S.A.	Polycom Inc.
Brocade Communications Systems, Inc.	LSI Corporation	SanDisk Corporation
Cypress Semiconductor Corporation	Maxim Integrated Products, Inc.	Sybase, Inc.
Electronic Arts Inc.	McAfee, Inc.	Synopsys, Inc.*
Intuit Inc.	National Semiconductor Corporation	Trimble Navigation Limited
JDS Uniphase Corporation	Network Appliance Inc.	VeriSign, Inc.
Juniper Networks Inc.	Novellus Systems, Inc.	Xilinx Inc.
KLA-Tencor Corporation*

Compensation Determinations

Consistent with the principles of Cadence’s executive officer compensation outlined above, after the Compensation Committee determines the market levels of each executive officer’s compensation based on the compensation paid by the companies in the Primary Compensation Peer Group, the Compensation Committee assesses the appropriateness of each executive officer’s compensation relative to executives with similar titles and responsibilities at the companies in the Primary Compensation Peer Group. Cadence does not target executive officer compensation at a specific level or percentage relative to compensation provided by the companies in the

Primary Compensation Peer Group, whether for total direct compensation or any element of total direct compensation. Instead, when determining compensation for the executive officers, the Compensation Committee takes into account not only the information regarding compensation paid to executives with similar titles and responsibilities at the companies in the Primary Compensation Peer Group, but also each of the following factors, without prescribing particular weightings:

Cadence Factors

•	Cadence’s financial and operational performance as compared to the performance of the companies in the Primary Compensation Peer Group; and

•	Cadence’s relative size and scope of business as compared to the companies in the Primary Compensation Peer Group.

Individual Factors

•	Strategic importance of the position;

•	Scarcity in the market of the individual’s skills and talents;

•	Individual performance over the preceding year;

•	Expected future contributions;

•	Historical compensation;

•	Ability to impact corporate and/or business unit results;

•	Retention risks; and

•	Relative positioning/performance versus other executives.

For each executive officer other than the CEO, the CEO typically makes assessments and recommendations to the Compensation Committee on whether there should be adjustments to an executive officer’s annual base salary, annual cash incentive compensation and long-term equity incentive compensation based upon an assessment of each of the “Cadence Factors” and the “Individual Factors” outlined above, which are collectively referred to in this proxy statement as the Compensation Factors. The Compensation Committee then reviews these assessments and recommendations and determines whether or not to approve and/or modify the CEO’s recommendations.

The Compensation Committee evaluates each of the “Cadence Factors” as well as the CEO’s performance with respect to each of the “Individual Factors” described above, and the assessment from such evaluation is used to determine whether or not to adjust the CEO’s compensation. The Compensation Committee, in its sole discretion, makes all decisions related to the CEO’s compensation.

ELEMENTS OF EXECUTIVE COMPENSATION

The Named Executive Officers’ compensation is comprised of the following elements:

•	Total direct compensation, consisting of:

•	Base salary;

•	Annual cash incentive compensation; and

•	Long-term equity incentive compensation (including stock options and shares of restricted stock).

•	Other compensation and benefits, consisting of:

•	Participation in Cadence’s broad-based benefit plans;

•	Participation in Cadence’s nonqualified deferred compensation plans; and

•	Limited perquisites.

•	Severance benefits.

Consistent with the principles of Cadence’s executive officer compensation outlined above, an executive officer’s total direct compensation is based upon Cadence’s performance as well as the performance of the individual executive officer. Cadence does not have a pre-established policy or target for allocating between fixed and variable compensation or among the different types of variable compensation, although the allocation is influenced by the Compensation Committee’s assessment of the compensation practices of the companies in the Primary Compensation Peer Group and Cadence’s short-term and long-term strategic objectives. Instead, the Compensation Committee aims to provide total direct compensation at levels sufficient to attract and retain qualified executives. Variable compensation generally consists of annual cash incentive compensation and long-term equity incentives, and represents the majority of the total direct compensation opportunity for each executive officer. As discussed in further detail below, for fiscal 2009, the Compensation Committee accepted the recommendation of management to withhold bonus opportunities from executive officers, including the Named Executive Officers, under the Bonus Plan, and determined that variable compensation would consist entirely of long-term equity incentives. The Compensation Committee believes that the executive officers’ consistent and sustained performance can have a direct and significant impact on long-term stockholder value.

Base Salaries

Cadence offers its executive officers an annual base salary to compensate them for services rendered during the year. Base salaries are essential for the attraction and retention of talented executive officers and are determined as described above under “Compensation Determinations.” The executive officers’ base salaries are reviewed annually by the Compensation Committee, but do not automatically increase each year. Changes to the executive officers’ base salaries, if any, are typically made in the first quarter of the year or in connection with an executive officer’s promotion or change in responsibilities.

In February 2009, the Compensation Committee approved the following base salary increases for certain Named Executive Officers as a result of changes in Cadence’s organizational structure and in recognition of each executive’s increased responsibilities: (i) Mr. Palatnik’s base salary was increased to $450,000; (ii) Mr. Huang’s base salary was increased to $400,000; and (iii) Mr. Cooley’s base salary was increased to $425,000.

In May 2009, in support of Cadence’s cost-reduction strategy and commitment to operational efficiency, Cadence’s executive officers volunteered a temporary reduction of the base salaries of each of the executive officers, including the Named Executive Officers who were then executive officers, effective July 1, 2009 through March 31, 2010, and the Compensation Committee accepted this voluntary reduction. During this period, the base salary of Mr. Tan was reduced by 20% and the base salary of each of Cadence’s Senior Vice Presidents (which include all of the other Named Executive Officers who were executive officers at the time) was reduced by 10%. In February 2010, Mr. Tan requested to reduce his base salary, effective March 1, 2010, by another 6.25%, without any limitation on the duration of such additional salary reduction, and the Compensation Committee accepted this voluntary reduction. At the same time, Cadence’s other executive officers, including each of the other Named Executive Officers, volunteered to continue the temporary reductions to their base salaries through June 30, 2010, and the Compensation Committee accepted such extension.

Annual Cash Incentive Compensation

Cadence generally provides its executive officers with the opportunity to earn variable cash compensation under the Bonus Plan. The purpose of the Bonus Plan is to reward executive officers for performance during a single fiscal year and to provide incentives for them to achieve Cadence’s annual financial and operational goals, as measured against specific performance criteria relative to their respective business groups and Cadence’s overall business results. In light of the challenging economic environment and in support of Cadence’s cost reduction strategy, in early 2009, the Compensation Committee accepted the recommendation of management to withhold bonus opportunities from executive officers, including the Named Executive Officers, for fiscal 2009. The Compensation Committee believed that a relatively higher ratio of long-term equity incentive compensation to cash compensation would provide appropriate alignment with stockholders during this challenging period and would reward the executive officers for building and sustaining long-term stockholder value.

In February 2010, the Compensation Committee determined that the executive officers, including the Named Executive Officers, would be eligible for bonus opportunities under the Bonus Plan for fiscal year 2010, subject to the satisfaction of the financial and operational goals set forth in the Bonus Plan. Under the Bonus Plan for fiscal 2010, Cadence will provide its executive officers with the opportunity to earn variable cash compensation in two independent semi-annual performance measurement and payment periods.

Other Discretionary Bonuses

The Compensation Committee has the discretion to reward executive officers with additional cash compensation, including in connection with their performance, contribution, promotion or retention. As an inducement for Mr. Bruggeman to join Cadence and in connection with the negotiation of the terms of his employment, the Compensation Committee approved a one-time hiring bonus of $40,000, payable upon the commencement of his employment in August 2009. Mr. Bruggeman must repay a pro-rated amount of the bonus if he voluntarily terminates his employment within 24 months of his hire date: 100% in the first 12 months after his hire date, 70% in the subsequent 12-18 months after his hire date, and 40% in the remaining 18-24 months after his hire date. In December 2008, the Compensation Committee approved a discretionary cash payment of $250,000 to Mr. Tan in recognition of his service as a member of the Interim Office of the Chief Executive, referred to as the IOCE in this proxy statement, which became payable upon his appointment as CEO. Mr. Tan was a member of the IOCE from October 15, 2008 through the beginning of fiscal 2009, and therefore $11,765 of the discretionary cash payment he received for his service as a member of the IOCE was considered earned in fiscal 2009.

Long-Term Equity Incentive Compensation

Consistent with the principles of Cadence’s compensation for its executive officers outlined above, long-term equity incentives are designed to provide executive officers with an equity stake in Cadence, promote stock ownership to align the executive officers’ interests with those of Cadence’s stockholders and create significant incentives for executive retention. Specifically, stock options provide an opportunity for Cadence to reward its executive officers if Cadence’s stock price increases and the executive officers remain employed at Cadence during the period required for the stock options to vest. Furthermore, awards of restricted stock align the interests of executive officers with the interests of stockholders through stock ownership, and the value of the executive officers’ reward increases when Cadence’s stock price increases.

When the Compensation Committee determines and approves individual equity grants to executive officers, it considers compensation paid to executives with similar titles and responsibilities at the companies in the Primary Compensation Peer Group and each of the Compensation Factors, without prescribing particular weightings to any of the Compensation Factors. In addition, the Compensation Committee reviews the CEO’s assessments and recommendations as to the long-term equity compensation for all of the executive officers except himself.

In fiscal 2010, the Compensation Committee adopted a policy that, in determining the compensation of executive officers, including the Named Executive Officers, a portion of their stock awards granted be performance-based. The performance-based stock awards may take either of the following forms:

•	Performance-Vesting Stock Awards — stock awards that do not vest or become exercisable unless certain specific business performance goals established by the Compensation Committee are met.

•	Performance-Accelerated Stock Awards — stock awards for which vesting is accelerated upon achievement of specific business performance goals established by the Compensation Committee.

In consideration of the other elements of his compensation package and as an inducement for Mr. Tan to accept appointment as CEO in January 2009, Mr. Tan received an option to purchase shares of Cadence common stock at its fair market value on the grant date, 25% of which vests on the first anniversary of the grant date and the remainder of which vests monthly over a period of three years thereafter, and an award of shares of restricted stock, 25% of which vests on each of the first four anniversaries of the grant date, subject to the achievement of performance goals intended to qualify the awards as “performance-based compensation” under Section 162(m) of the Code. Mr. Tan’s January 2009 equity grant reflected the Compensation Committee’s determination that long-term equity incentives align the CEO’s incentives with stockholder interests. Please refer to the Grants of Plan-Based Awards in Fiscal Year 2009 table below for more detail regarding Mr. Tan’s grants.

In February 2009, 65% to 80% of the long-term equity incentives provided to the Named Executive Officers at the time, in terms of grant date fair value, consisted of stock options and the remaining 20% to 35% consisted of restricted stock. The Compensation Committee intended this long-term equity incentive mix to provide the appropriate level of stockholder alignment, reward its executives for building and sustaining long-term stockholder value, and balance between stock options (which provide value only if the stock price increases) and restricted stock (which provide more certain retention value). The Compensation Committee and the CEO continue to believe that equity-based compensation is an important component of Cadence’s compensation program and essential to motivate executives and align their interests with those of its stockholders.

As an inducement for Mr. Bruggeman to join Cadence and in connection with the negotiation of the terms of his employment, the Compensation Committee approved an equity grant to Mr. Bruggeman in September 2009 that included stock options and restricted stock. Please refer to the Grants of Plan-Based Awards in Fiscal Year 2009 table below for more detail regarding Mr. Bruggeman’s grants.

The February 2009 stock options (which were 65% to 80% of the February 2009 grants based on the total grant date fair value) vest monthly over four years from the date of grant and expire seven years from the date of grant. The February 2009 restricted stock awards (which were 20% to 35% of the February 2009 grants based on the total grant date fair value), vest in equal semi-annual installments over three years from the date of grant, subject to the achievement of performance goals intended to qualify the awards as “performance-based compensation” under Section 162(m) of the Code. This vesting schedule reflects a change from the restricted stock granted during fiscal 2008, which vests 25% on each of the first four anniversaries of the grant date, subject to the achievement of certain specified performance goals intended to qualify the awards as “performance-based compensation” under Section 162(m) of the Code. The Compensation Committee determined that a shorter vesting schedule with more frequent vesting dates would be appropriate given the lower overall compensation opportunities provided to the Named Executive Officers in fiscal 2009, and would serve to more effectively bolster the ownership stake the Named Executive Officers would have in Cadence, given the proportion of past stock option grants that continue to be “underwater”.

In February 2010, the Compensation Committee made annual equity grants in the form of stock options and restricted stock to each of the Named Executive Officers. Consistent with the February 2009 equity grants, the February 2010 equity grants are allocated more heavily towards stock options than restricted stock. The Compensation Committee awarded approximately 80% of the total grant date fair value of Mr. Tan’s equity grant in the form of stock options, with the remainder consisting of restricted stock. For the other Named Executive Officers, approximately 60% of the total grant date fair value of the equity grants is in the form of stock options. The terms and vesting schedules of February 2010 stock option grants are consistent with the stock option grants made in fiscal 2009. The February 2010 restricted stock awards vest in equal semi-annual installments over three years from the date of grant, subject to the achievement of performance goals intended to qualify the awards as “performance-based compensation” under Section 162(m) of the Code.

Grant Timing Policy

The Compensation Committee and senior management monitor Cadence’s stock option and restricted stock grant policies to ensure that such policies comply with governing regulations and are consistent with good corporate practice. Grants to the executive officers are generally made at the Compensation Committee meeting held in February of each year, after results for the preceding fiscal year become publicly available, enabling the Compensation Committee to consider both the prior year’s performance and expectations for the succeeding year in making grant decisions. However, the Compensation Committee may make grants at any time of the year it deems appropriate.

Deferred Compensation

In fiscal 2009, each of the Named Executive Officers was eligible to defer compensation payable to them under a nonqualified deferred compensation plan maintained by Cadence, which is referred to in this proxy statement as the Deferred Compensation Plan. The Deferred Compensation Plan is designed to allow for savings above the limits imposed by the Code for 401(k) plans on an income tax-deferred basis for Cadence employees at the level of vice president (or its equivalent) and above who choose to participate. Amounts deferred into the Deferred Compensation Plan are held in accounts with values indexed to the performance of selected mutual funds or money market accounts. The investment options made available under the Deferred Compensation Plan are substantially similar to those available under Cadence’s tax-qualified 401(k) plan. Cadence does not match contributions made under the Deferred Compensation Plan. Cadence maintains the Deferred Compensation Plan for the purposes of providing a competitive benefit and allowing all participants, including the Named Executive Officers, an opportunity to defer income tax payments on their cash compensation.

Other Employee Benefit Plans

The Named Executive Officers are eligible for the same benefits available to Cadence employees generally. These include participation in a tax-qualified 401(k) plan, employee stock purchase plan, and group life, health, dental, vision and disability insurance plans. Cadence also periodically benchmarks its broad-based employee benefit plans based upon a review of the benefits survey conducted by the Silicon Valley Employers’ Forum. Cadence aims to provide benefits to its employees that are consistent with market practice.

Perquisites

The only material perquisite provided to any Named Executive Officer in fiscal 2009 was a payment of $15,792 made to outside counsel for legal services provided to Mr. Tan in connection with the negotiation of his employment agreement.

Severance Benefits

The Compensation Committee periodically reviews typical industry practices concerning severance and change in control agreements and Cadence’s severance and change in control agreements. Cadence has entered into agreements with Messrs. Tan, Palatnik, Cooley, Cowie and Huang that provide for benefits upon termination of employment under certain circumstances, including in connection with a change in control of Cadence. Cadence provides these benefits as a means of remaining competitive, retaining executive officers, focusing executive officers on stockholder interests when considering strategic alternatives and providing income protection in the event of involuntary loss of employment. In general, these arrangements provide for severance benefits upon Cadence’s termination of the executive’s employment without cause or resignation by the executive for good reason (constructive termination). In the event of a change in control of Cadence, and if the executive’s employment is terminated without cause or for good reason (constructive termination), the executive will receive enhanced severance benefits. Accordingly, Cadence provides for enhanced severance benefits only in the event of a “double trigger” because it believes that the executive officers would be materially harmed only if a change in control results in reduced responsibilities or compensation or loss of employment.

Please refer to the discussion under “Potential Payments upon Termination or Change in Control and Employment Contracts” below for a more detailed discussion of the severance and change in control arrangements with the Named Executive Officers.

STOCK OWNERSHIP GUIDELINES

Cadence maintains stock ownership guidelines for its executive officers. These guidelines are designed to promote alignment with the interests of stockholders and Cadence’s commitment to sound corporate governance. The Compensation Committee reviewed industry standard practices when it established the guidelines below. All of the Named Executive Officers satisfy Cadence’s stock ownership guidelines.

Stock Ownership Guidelines

Position	Shares(1)	Years to Meet Guidelines
Chief Executive Officer	100,000

Chief Financial Officer	50,000	5 years

Senior Vice Presidents	25,000

(1)	For purposes of determining stock ownership levels, the following forms of equity interests in Cadence count towards satisfaction of the stock ownership guidelines: restricted or incentive shares (whether vested or unvested), shares obtained through the Amended and Restated Employee Stock Purchase Plan, which is referred to in this proxy statement as the ESPP, shares acquired and held through the exercise of stock options, shares purchased on the open market, shares owned outright by the executive officer or his or her immediate family members residing in the same household, and shares held in trust for the benefit of the executive officer or his or her family.

CLAWBACK POLICY

Cadence has adopted a clawback policy, which provides that if Cadence restates its reported financial results, the Board will review all bonuses and other awards made after January 1, 2010 that were made to senior executive officers on the basis of having met or exceeded performance goals during the period covered by the restatement and will, to the extent practicable and in the best interests of stockholders, instruct Cadence to seek to recover or cancel such bonuses or awards to the extent that performance goals would not have been met under such restated financial results.

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code of 1986

Section 162(m) of the Code limits deductions for certain executive compensation in excess of $1,000,000 in any fiscal year. Certain types of compensation are deductible only if performance criteria are specified in detail and payments are contingent on stockholder approval of the compensation arrangement. Cadence attempts to structure its compensation arrangements to achieve deductibility under Section 162(m) of the Code, unless the benefit of such deductibility is outweighed by the need for flexibility or the attainment of other corporate objectives. The Compensation Committee will continue to monitor issues concerning the deductibility of executive compensation and will take appropriate action if and when it is warranted. Since corporate objectives may not always be consistent with the requirements for full deductibility, the Compensation Committee is prepared, if it deems appropriate, to enter into compensation arrangements under which payments may not be deductible under Section 162(m) of the Code. Thus, deductibility will not be the sole factor used by the Compensation Committee in ascertaining appropriate levels or modes of compensation.

In fiscal 2009, all stock option and restricted stock grants to Messrs. Tan, Palatnik, Cooley, Cowie and Huang were structured with the intent to qualify them as “performance-based compensation” under Section 162(m) of the Code, and should be fully deductible.

Section 280G of the Internal Revenue Code of 1986

Section 280G of the Code disallows a company’s tax deduction for certain payments in connection with a change in control, defined as “excess parachute payments”, and Section 4999 of the Code imposes a 20% excise tax on certain persons who receive excess parachute payments. Messrs. Tan, Palatnik, Cooley, Cowie and Huang are not provided with tax gross-up payments in the event their payments become subject to this excise tax, but instead are entitled to the best after-tax alternative. In other words, they are entitled to whichever of the following payments results in the largest after-tax amount:

•	The full payout including any portion that would be classified as an excess parachute payment; or

•	The maximum payout that would result in no portion of the payout being subject to the excise tax.

Cadence chose to provide Messrs. Tan, Palatnik, Cooley, Cowie and Huang with the best after-tax alternative to maximize the benefits provided to each executive in connection with a change in control while allowing Cadence to avoid making any gross-up payments.

In the event that a portion of the payout would be classified as an excess parachute payment, Cadence’s tax deduction would be disallowed under Section 280G of the Code and an excise tax would be imposed on the Named Executive Officer under Section 4999 of the Code. Please refer to the discussion below under “Potential Payments upon Termination or Change in Control and Employment Contracts” for more detail on the potential lost tax deductions.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis above with management. In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board, and the Board approved, the inclusion of the Compensation Discussion and Analysis in this proxy statement and incorporation by reference into Cadence’s Annual Report on Form 10-K for the fiscal year ended January 2, 2010.

COMPENSATION COMMITTEE

John B. Shoven, Chairman
Donald L. Lucas
George M. Scalise

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is, or was during or prior to fiscal 2009, an officer or employee of Cadence or any of its subsidiaries. None of Cadence’s executive officers serves or served as a director or member of the compensation committee of another entity where an executive officer of such other entity serves or served as a director or member of the Compensation Committee of Cadence.

COMPENSATION OF EXECUTIVE OFFICERS

The following table shows the compensation awarded or paid to, or earned by, Cadence’s CEO and CFO as of the end of fiscal 2009, Cadence’s Senior Vice President who performed functions similar to a principal executive officer until Cadence’s CEO was appointed on January 8, 2009 and Cadence’s three most highly compensated executive officers other than those three officers as of the end of fiscal 2009 (collectively referred to herein as the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

							All
					Stock	Option	Other
Name and		Salary	Bonus		Awards	Awards	Compensation	Total
Principal Position	Year	($)(1)	($)(1)		($)(2)	($)(2)	($)(3)	($)

Lip-Bu Tan	2009	$531,692	$11,765	(4)	$2,076,000	$3,636,609	$26,029	$6,282,095
President and Chief Executive Officer	2008	0	238,235		0	163,900	0	402,135

Kevin S. Palatnik	2009	423,135	0		210,000	625,873	10,261	1,269,269
Senior Vice President and Chief Financial Officer	2008	383,269	0		562,000	410,520	6,992	1,362,781

Charlie Huang	2009	375,692	0		147,000	455,180	9,168	987,040
Senior Vice President and Chief Strategy Officer	2008	350,000	0		318,300	256,212	8,135	932,647

John J. Bruggeman II(5)	2009	125,192	40,000	(6)	212,100	653,140	4,369	1,034,801
Senior Vice President and Chief Marketing Officer

Thomas A. Cooley	2009	401,337	0		126,000	455,180	9,386	991,903
Senior Vice President, Worldwide Field Operations

James J. Cowie	2009	332,096	0		168,000	455,180	8,788	964,064
Senior Vice President, General Counsel and Secretary	2008	333,846	100,000	(7)	327,900	239,514	8,135	1,009,395

(1)	Includes amounts deferred pursuant to Section 401(k) of the Code and the Deferred Compensation Plan.

(2)	In accordance with SEC rules, the amount shown reflects the grant date fair value of stock awards and option awards granted during fiscal 2009 calculated pursuant to FASB ASC 718. The grant date fair value is based on the price of Cadence common stock on the date the award was granted and does not reflect any fluctuations in the price of Cadence common stock subsequent to the grant date. The amount shown therefore does not reflect the financial benefit that the holder of the award will actually realize upon the vesting of the award, nor, with respect to stock options, whether the stock option will be exercised or exercisable prior to its expiration. The assumptions used to calculate the valuation of the stock awards and option awards for fiscal 2009 are set forth in Note 9 to the Notes to Consolidated Financial Statements in Cadence’s Annual Report on Form 10-K for the fiscal year ended January 2, 2010.

In accordance with the new SEC rules, the amount shown for fiscal 2008 was recalculated to reflect the grant date fair value of stock awards and option awards and is therefore different than the amounts shown in Cadence’s 2008 proxy statement.

(3)	The payments listed in the “All Other Compensation” column above reflect the following and, unless noted below, are based upon the actual cost expended by Cadence in connection with the following amounts:

•	For Mr. Tan, the amount shown includes (for fiscal 2009): $7,350 for 401(k) matching contributions, $2,847 for term life insurance premium payments, $15,792 paid to outside counsel for legal services provided in connection with the negotiation of his employment agreement and a sales incentive gift.

(footnotes continue on following page)

•	For Mr. Palatnik, the amount shown includes (for fiscal 2009): $7,350 for 401(k) matching contributions and $2,911 for term life insurance premium payments.

•	For Mr. Huang, the amount shown includes (for fiscal 2009): $7,350 for 401(k) matching contributions and $1,818 for term life insurance premium payments.

•	For Mr. Bruggeman, the amount shown includes (for fiscal 2009): $3,982 for 401(k) matching contributions and $387 for term life insurance premium payments.

•	For Mr. Cooley, the amount shown includes (for fiscal 2009): $7,350 for 401(k) matching contributions and $2,036 for term life insurance premium payments.

•	For Mr. Cowie, the amount shown includes (for fiscal 2009): $7,350 for 401(k) matching contributions and $1,438 for term life insurance premium payments.

(4)	Mr. Tan received a discretionary cash payment of $250,000 that was approved by the Compensation Committee on December 15, 2008 in recognition of Mr. Tan’s service as a member of the IOCE. The amount of $11,765 represents the prorated portion earned by Mr. Tan in fiscal 2009 and $238,235 represents the prorated portion earned by Mr. Tan in fiscal 2008.

(5)	Mr. Bruggeman commenced his employment as Senior Vice President and Chief Marketing Officer on August 26, 2009.

(6)	As an inducement for Mr. Bruggeman to join Cadence, Mr. Bruggeman received a one-time discretionary bonus of $40,000, in connection with the commencement of his employment as Senior Vice President and Chief Marketing Officer on August 26, 2009.

(7)	Mr. Cowie received a discretionary bonus of $100,000 in connection with his promotion to Senior Vice President and General Counsel.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2009

					All Other	All Other
					Stock	Option
					Awards:	Awards:		Grant Date
					Number of	Number of	Exercise or	Fair Value
		Possible Payments Under			Shares of	Securities	Base Price	of Stock
		Non-Equity Incentive Plan Awards			Stock or	Underlying	of Option	and Option
	Grant	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)(1)	(#)	($/Sh)(2)	($)(3)

Lip-Bu Tan	1/08/09	$—	$—	$—	300,000	—	$—	$1,236,000
	2/05/09	—	—	—	200,000	—	—	840,000
	1/08/09	—	—	—	—	900,000 (4)	4.12	2,009,340
	2/05/09	—	—	—	—	715,000 (5)	4.20	1,627,269
	N/A	—	—	—	—	—	—	—
Kevin S. Palatnik	2/05/09	—	—	—	50,000	—	—	210,000
	2/05/09	—	—	—	—	275,000 (5)	4.20	625,873
	N/A	—	—	—	—	—	—	—
Charlie Huang	2/05/09	—	—	—	35,000	—	—	147,000
	2/05/09	—	—	—	—	200,000 (5)	4.20	455,180
	N/A	—	—	—	—	—	—	—
John J. Bruggeman II	9/15/09	—	—	—	30,000	—	—	212,100
	9/15/09	—	—	—	—	200,000 (6)	7.07	653,140
	N/A	—	—	—	—	—	—	—
Thomas A. Cooley	2/05/09	—	—	—	30,000	—	—	126,000
	2/05/09	—	—	—	—	200,000 (5)	4.20	455,180
	N/A	—	—	—	—	—	—	—
James J. Cowie	2/05/09	—	—	—	40,000	—	—	168,000
	2/05/09	—	—	—	—	200,000 (5)	4.20	455,180
	N/A	—	—	—	—	—	—	—

(footnotes continue on following page)

(1)	The stock awards granted to Messrs. Cooley, Cowie, Huang, Palatnik and Tan on February 5, 2009 were granted under the 1987 Stock Incentive Plan, as amended and restated, which is referred to in this proxy statement as the 1987 Plan, and vest over three years, with 1/6th of the shares subject to such stock award vesting every six months after the date of grant, subject to the achievement of certain specified performance goals intended to qualify the stock awards as “performance-based compensation” under Section 162(m) of the Code. The stock award granted to Mr. Tan on January 8, 2009 was granted under the 1987 Plan as an inducement for him to accept appointment as CEO and vests over four years, with 1/4th of the shares subject to such stock award vesting on each anniversary of the date of grant, subject to the achievement of certain specified performance goals intended to qualify the stock awards as “performance-based compensation” under Section 162(m) of the Code. The stock award granted to Mr. Bruggeman on September 15, 2009 was granted under the 2000 Nonstatutory Equity Incentive Plan, as amended and restated, which is referred to in this proxy statement as the 2000 Plan, as an inducement for him to accept employment as Senior Vice President and Chief Marketing Officer. Mr. Bruggeman’s award vests over three years, with 1/6th of the shares subject to such stock award vesting every six months after the date of grant.

(2)	The exercise price of the stock options is equal to the closing price of Cadence common stock on the date of grant.

(3)	In accordance with SEC rules, the amount shown reflects the grant date fair value of stock awards and option awards calculated pursuant to FASB ASC 718. The grant date fair value is based on the price of Cadence common stock on the date the award was granted and does not reflect any fluctuations in the price of Cadence common stock subsequent to the grant date. The amount shown therefore does not reflect the financial benefit that the holder of the award will actually realize upon the vesting of the award, and with respect to option awards, such amount does not reflect whether the option award will be exercised or exercisable prior to its expiration. The assumptions used to calculate the valuation of the stock awards and option awards for fiscal 2009 are set forth in Note 9 to the Notes to Consolidated Financial Statements in Cadence’s Annual Report on Form 10-K for the fiscal year ended January 2, 2010.

(4)	The stock option was granted as an inducement for Mr. Tan to accept appointment as CEO and under the 1987 Plan and vests over four years, with 1/4th of the shares subject to such stock option vesting on the first anniversary after the date of grant and 1/36th of the remaining shares vesting monthly thereafter.

(5)	The stock options were granted under the 1987 Plan and vest over four years, with 1/48th of the shares subject to such option vesting at the end of each month after the date of grant.

(6)	The stock option was granted as an inducement for Mr. Bruggeman to accept employment as Senior Vice President and Chief Marketing Officer and under the 2000 Plan and vests over four years, with 1/4th of the shares subject to such stock option vesting on the first anniversary after the date of grant and 1/36th of the remaining shares vesting monthly thereafter.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND
GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2009 TABLE

EMPLOYMENT TERMS

Certain elements of compensation set forth in the Summary Compensation Table and Grants of Plan-Based Awards in Fiscal Year 2009 table reflect the terms of an employment agreement or an offer letter between Cadence and each of the Named Executive Officers that were in effect as of January 2, 2010.

Lip-Bu Tan.  Cadence is a party to an employment agreement with Mr. Tan pursuant to which Mr. Tan serves as President and Chief Executive Officer. The agreement provides for an initial base salary of $600,000 per year and for Mr. Tan’s participation in the Bonus Plan at an annual target bonus of 100% of his base salary. Effective July 1, 2009 through March 1, 2010, Mr. Tan’s base salary was subject to a voluntary salary reduction whereby his salary was reduced by 20%. Effective March 1, 2010, Mr. Tan’s employment agreement was further amended to reflect Mr. Tan’s request to further reduce his base salary to $450,000, without any limitation on the duration of such further reduction.

Kevin S. Palatnik.  Cadence is a party to an employment agreement with Mr. Palatnik pursuant to which Mr. Palatnik serves as Senior Vice President and Chief Financial Officer. The agreement provides for an initial base salary of $400,000 per year and for Mr. Palatnik’s participation in the Bonus Plan at an annual target bonus of 75% of his base salary. In February 2009, Mr. Palatnik’s base salary was increased to $450,000. Effective July 1, 2009 through June 30, 2010, Mr. Palatnik’s base salary was voluntarily reduced by 10%.

Charlie Huang.  Cadence is a party to an employment agreement with Mr. Huang pursuant to which Mr. Huang serves as Senior Vice President and Chief Strategy Officer. The agreement provides for an initial base salary of $350,000 per year and for Mr. Huang’s participation in the Bonus Plan at an annual target bonus of 75% of his base salary. In February 2009, Mr. Huang’s base salary was increased to $400,000. Effective July 1, 2009 through June 30, 2010, Mr. Huang’s base salary was voluntarily reduced by 10%.

John J. Bruggeman II.  Cadence is a party to an offer letter with Mr. Bruggeman pursuant to which Mr. Bruggeman serves as Senior Vice President and Chief Marketing Officer. The offer letter provides for an initial base salary of $350,000 per year and for Mr. Bruggeman’s participation in the Bonus Plan at an annual target bonus of 75% of his base salary. Effective April 1, 2010 through June 30, 2010, Mr. Bruggeman’s base salary was voluntarily reduced by 10%.

Thomas A. Cooley.  Cadence is a party to an employment agreement with Mr. Cooley pursuant to which Mr. Cooley serves as Senior Vice President, Worldwide Field Operations. The agreement provides for an initial base salary of $425,000 per year and for Mr. Cooley’s participation in the Bonus Plan at an annual target bonus of 75% of his base salary. Effective July 1, 2009 through June 30, 2010, Mr. Cooley’s base salary was voluntarily reduced by 10%.

James J. Cowie.  Cadence is a party to an employment agreement with Mr. Cowie pursuant to which Mr. Cowie serves as Senior Vice President, General Counsel and Secretary. The agreement provides for an initial base salary of $350,000 per year and for Mr. Cowie’s participation in the Bonus Plan at an annual target bonus of 75% of his base salary. Effective July 1, 2009 through June 30, 2010, Mr. Cowie’s base salary was voluntarily reduced by 10%.

The proportion of salary to total compensation of the Named Executive Officers is explained above under “Compensation, Discussion and Analysis — Elements of Executive Compensation.”

EQUITY PLAN AWARDS

The stock awards granted in fiscal 2009 to the Named Executive Officers were granted under the 1987 Plan or the 2000 Plan and vest over three years, with 1/6th of the shares subject to vesting every six months after the date of grant, except for the January 8, 2009 grant to Mr. Tan, which was granted as an inducement for him to accept appointment as CEO, vests over four years and is described in footnote (6) to the Outstanding Equity Awards at 2009 Fiscal Year End table below. The stock awards granted on January 8, 2009 and February 5, 2009 under the 1987 Plan are also subject to the achievement of certain specified performance goals intended to qualify the stock awards as “performance-based compensation” under Section 162(m) of the Code. The stock options granted in fiscal 2009 to the Named Executive Officers were granted under the 1987 Plan or the 2000 Plan and vest over four years, with 1/48th of the shares subject to vesting at the end of each month after the date of grant, except for the grant to Messrs. Bruggeman and Tan, which are described in footnote (4) to the Outstanding Equity Awards at 2009 Fiscal Year End table below. The exercise price of stock options granted under the 1987 Plan and the 2000 Plan in fiscal 2009 was the closing price of Cadence common stock on the date of grant. Dividends, if any, are payable to the holders of restricted stock issued under Cadence’s equity plans.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR END

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying				Number of		Market Value of
	Unexercised	Unexercised		Option		Shares of Stock		Shares of Stock
	Options	Options		Exercise	Option	that have not		that have not
	(#)	(#)		Price	Expiration	Vested		Vested
Name	Exercisable(1)	Unexercisable		($)	Date	(#)		($)(2)

Lip-Bu Tan	6,250	0		$18.30	2/04/14	—		$—
	25,000	0		14.87	4/01/14	—		—
	25,000	0		14.59	4/01/15	—		—
	25,000	0		18.08	4/01/16	—		—
	25,000	0		20.53	4/02/17	—		—
	25,000	0		10.94	4/01/18	—		—
	100,000 (3)	0		2.61	12/15/15	—		—
	0	900,000	(4)	4.12	1/08/16	—		—
	148,958	566,042	(5)	4.20	2/05/16	—		—
	—	—		—	—	300,000	(6)	1,797,000
	—	—		—	—	166,666	(7)	998,329
Kevin S. Palatnik	125,000	0		21.99	6/15/11	—		—
	25,000	0		22.35	12/28/11	—		—
	32,291	17,709	(5)	21.58	5/15/14	—		—
	41,666	58,334	(5)	11.24	4/23/15	—		—
	57,291	217,709	(5)	4.20	2/05/16	—		—
	—	—		—	—	7,500	(8)	44,925
	—	—		—	—	8,750	(9)	52,413
	—	—		—	—	12,500	(10)	74,875
	—	—		—	—	41,666	(7)	249,579
Charlie Huang	20,000	0		24.00	3/09/11	—		—
	53,500	0		15.49	9/21/11	—		—
	8,000	0		12.63	7/31/12	—		—
	5,000	0		9.59	2/07/13	—		—
	32,291	17,709	(5)	21.58	5/15/14	—		—
	28,750	31,250	(5)	10.61	2/01/15	—		—
	41,666	158,334	(5)	4.20	2/05/16	—		—
	48,958	1,042	(11)	16.80	2/15/16	—		—
	—	—		—	—	5,000	(12)	29,950
	—	—		—	—	22,500	(13)	134,775
	—	—		—	—	29,166	(7)	174,704
John J. Bruggeman II	0	200,000	(4)	7.07	9/15/16	—		—
	—	—		—	—	30,000	(14)	179,700
Thomas A. Cooley	5,937	9,063	(5)	11.25	5/15/15	—		—
	6,459	0		17.89	12/09/15	—		—
	41,666	158,334	(5)	4.20	2/05/16	—		—
	—	—		—	—	3,000	(15)	17,970
	—	—		—	—	18,750	(16)	112,313
	—	—		—	—	25,000	(7)	149,750

	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying			Number of		Market Value of
	Unexercised	Unexercised	Option		Shares of Stock		Shares of Stock
	Options	Options	Exercise	Option	that have not		that have not
	(#)	(#)	Price	Expiration	Vested		Vested
Name	Exercisable(1)	Unexercisable	($)	Date	(#)		($)(2)

James J. Cowie	25,000	0	20.19	8/25/10	—		—
	5,834	0	13.04	4/30/14	—		—
	10,000	0	17.89	12/09/15	—		—
	26,250	33,750 (5)	10.93	4/01/15	—		—
	41,666	158,334 (5)	4.20	2/05/16	—		—
	—	—	—	—	2,500	(15)	14,975
	—	—	—	—	7,500	(8)	44,925
	—	—	—	—	12,500	(10)	74,875
	—	—	—	—	33,333	(7)	199,665

(1)	Unless otherwise indicated, these stock options were granted on the date ten years prior to the expiration date and were fully vested on January 2, 2010.

(2)	The market value of the stock awards that have not vested is calculated by multiplying the number of shares that have not vested by the closing price of Cadence common stock on December 31, 2009 (the last business day of Cadence’s fiscal 2009) of $5.99 per share.

(3)	Stock option was granted on the date seven years prior to the expiration date and was fully vested on January 2, 2010.

(4)	Stock option was granted on the date seven years prior to the expiration date and 1/4th of the shares vests on the first anniversary of the date of grant and 1/36th of the remaining shares vests monthly thereafter.

(5)	Stock option was granted on the date seven years prior to the expiration date and vests at a rate of 1/48th per month each month after the date of grant.

(6)	Restricted stock was granted on January 8, 2009 and vests at a rate of 1/4th on each anniversary of the date of grant, subject to the achievement of certain specified performance goals.

(7)	Restricted stock was granted on February 5, 2009 and vests at a rate of 1/6th every six months from the date of grant over three years, subject to the achievement of certain specified performance goals.

(8)	Restricted stock was granted on August 15, 2007 and vests at a rate of 1/4th on each anniversary of the date of grant.

(9)	Restricted stock was granted on May 15, 2006 and vests at a rate of 1/4th on each March 15th following the date of grant.

(10)	Restricted stock was granted on February 15, 2007 and vests at a rate of 1/4th on each anniversary of the date of grant.

(11)	Stock option was granted on the date ten years prior to the expiration date and vests at a rate of 1/48th per month each month after the date of grant.

(12)	Restricted stock was granted on February 15, 2006 and vests at a rate of 1/4th on each January 23rd following the date of grant.

(13)	Restricted stock was granted on February 1, 2008 and vests at a rate of 1/4th on each anniversary of the date of grant.

(14)	Restricted stock was granted on September 15, 2009 and vests at a rate of 1/6th every six months from the date of grant over three years.

(15)	Restricted stock was granted on December 7, 2006 and vests at a rate of 1/4th on each anniversary of the date of grant.

(16)	Restricted stock was granted on May 15, 2008 and vests at a rate of 1/4th on each anniversary of the date of grant.

The following table sets forth information with respect to the stock awards vested during fiscal 2009.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2009(1)

	Stock Awards
	Number of Shares
	Acquired on	Value Realized on
	Vesting	Vesting
Name	(#)	($)(2)

Lip-Bu Tan	33,334	$190,004
Kevin S. Palatnik	47,084	220,304
Charlie Huang	18,334	79,854
John J. Bruggeman II	—	—
Thomas A. Cooley	16,750	96,023
James J. Cowie	29,167	146,977

(1)	No stock options were exercised by the Named Executive Officers during fiscal 2009.

(2)	Value based on the closing price of Cadence common stock on the date of vesting.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2009

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance
	Last FY	Last FY	Last FY	Distributions	at Last FYE
Name	($)(1)	($)	($)	($)	($)(2)

Lip-Bu Tan	$—	$—	$512	$—	$84,612
Kevin S. Palatnik	209,383	—	596,907	51,411	2,396,340
Charlie Huang	—	—	—	—	—
John J. Bruggeman II	—	—	—	—	—
Thomas A. Cooley	—	—	—	—	—
James J. Cowie	—	—	—	197,722	0

(1)	All executive contributions are reported as salary in the Summary Compensation Table above.

(2)	Mr. Palatnik contributed $290,153 to the Deferred Compensation Plan during fiscal 2008 and such amount was reported in the Summary Compensation Table as fiscal 2008 compensation.

Executive officers may elect to defer up to 80% of their base salary and up to 100% of the non-equity incentive plan compensation payable to them under the Deferred Compensation Plan. These deferred compensation payments are held in accounts with values indexed to the performance of selected mutual funds or money market accounts. Executive officers may elect to receive distributions from their account upon termination of employment with Cadence, the passage of a specified number of years or the attainment of a specified age, whichever event occurs first. In addition, executive officers may elect a lump-sum payment or monthly installments over a five or ten year period.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL AND
EMPLOYMENT CONTRACTS

The information below describes certain compensation that would have become payable under existing plans and contractual arrangements assuming a termination of employment or assuming a change in control that is combined with a termination of employment had occurred on January 2, 2010 (based upon the closing price of Cadence common stock on December 31, 2009 (the last business day of Cadence’s fiscal 2009) of $5.99 per share), given the compensation and service levels of the Named Executive Officers. In addition to the benefits described below, upon any termination of employment, each of the Named Executive Officers would also be entitled to the amount shown in the “Aggregate Balance at Last FYE” column of the Nonqualified Deferred Compensation for Fiscal Year 2009 table above.

Employment Terms

As of January 2, 2010, Cadence had an employment agreement with each of Messrs. Cooley, Cowie, Huang, Palatnik and Tan. The employment agreements generally provide for the payment of benefits if the executive’s employment with Cadence is terminated either by Cadence without “cause” (as defined below) or by the executive in connection with a “constructive termination” (as defined below). In addition, the employment agreements provide for certain benefits upon a termination of employment due to death or “permanent disability” (as defined below). The employment agreements also provides for enhanced benefits upon a termination either by Cadence without “cause” or by the executive in connection with a “constructive termination” that occurs during the period commencing three months before a “change in control” (as defined below) of Cadence and ending 13 months following such “change in control.” The employment agreements do not provide for any benefits upon a termination by Cadence for “cause” or upon the executive’s resignation other than in connection with a “constructive termination.”

For purposes of the employment agreements, “cause,” “constructive termination,” “change in control” and “permanent disability” are defined as follows.

“Cause” generally means an executive’s:

•	gross misconduct or fraud in the performance of his duties under the employment agreement;

•	conviction or guilty plea or plea of nolo contendere with respect to any felony or act of moral turpitude;

•	engaging in any material act of theft or material misappropriation of company property in connection with his employment;

•	material breach of the employment agreement, after written notice is delivered to the executive of such breach;

•	material breach of Cadence’s Employee Proprietary Information and Inventions Agreement (as defined in the employment agreement);

•	material failure/refusal to perform the assigned duties, and, where such failure/refusal is curable; or

•	material breach of the Code of Business Conduct, as such code may be revised from time to time.

“Constructive termination” generally means the occurrence of any one of the following events:

•	for Messrs. Cowie, Huang, Palatnik and Tan, a material adverse change, without the executive’s written consent, in the executive’s authority, duties or title causing the executive’s position to be of materially less stature or responsibility; provided, however, that for Messrs. Cowie, Palatnik and Tan such material adverse change shall be deemed to occur if the executive is removed from his current position;

•	for Mr. Cooley, it is if he is removed from his executive position and ceases to be identified as an executive officer of Cadence for purposes of the rules promulgated under Section 16 of the Exchange Act;

•	for Messrs. Cooley, Cowie, Huang and Palatnik, any change, without the executive’s written consent, to the executive’s reporting structure causing the executive to no longer report to the CEO;

•	a reduction, without the executive’s written consent, in the executive’s base salary in effect by more than 5% or a reduction by more than 5% in the executive’s stated target bonus in effect under a bonus plan (for Messrs. Cooley, Cowie, Huang, Palatnik and Tan, these percentages will be reinstated to the 10% limit prescribed in their respective employment agreements once they are no longer subject to voluntary salary reductions);

•	a relocation of the executive’s principal place of employment by more than 30 miles, unless the executive consents in writing to such relocation;

•	any material breach by Cadence of any provision of the employment agreement;

•	any failure by Cadence to obtain the written assumption of the employment agreement by any successor to Cadence; or

•	for Messrs. Cooley, Cowie, Palatnik and Tan, in the event the executive, prior to a “change in control,” is identified as an executive officer of Cadence for purposes of the rules promulgated under Section 16 of the Exchange Act and following a “change in control” in which Cadence or any successor remains a publicly traded entity, the executive is not identified as an executive officer for purposes of Section 16 of the Exchange Act at any time within one year after the “change in control.”

“Change in control” generally means the occurrence of any one of the following events:

•	any person acquires more than 50% of the total voting power represented by Cadence’s then outstanding voting securities;

•	any person acquires in one transaction (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) more than 30% of the total voting power represented by Cadence’s then outstanding voting securities;

•	if a majority of the members of the Board are replaced in any two-year period other than in specific circumstances;

•	the consummation of a merger or consolidation of Cadence with any other corporation if such merger or consolidation is approved by the stockholders of Cadence, other than a merger or consolidation in which the holders of Cadence’s outstanding voting securities immediately prior to such merger or consolidation receive securities possessing at least 80% of the total voting power represented by the outstanding voting securities of the surviving entity immediately after such merger or consolidation; or

•	the consummation of the liquidation, sale or disposition by Cadence of all or substantially all of Cadence’s assets if such liquidation, sale or disposition is approved by the stockholders of Cadence.

“Permanent disability” generally means any medically determinable physical or mental impairment that can reasonably be expected to result in death or that has lasted or can reasonably be expected to last for a continuous period of not less than 12 months and that renders the executive unable to perform effectively all of the essential functions of his position pursuant to his employment agreement, with or without reasonable accommodation.

Under the employment agreements, if the executive’s employment is terminated by Cadence without “cause” (and not due to death or “permanent disability”) or if the executive terminates his employment in connection with a “constructive termination,” the executive will be entitled to the benefits provided for in an Executive Transition and Release Agreement in exchange for his execution and delivery of that agreement. These transition agreements provide for the following payments and benefits:

•	continued employment by Cadence, for up to one year after the executive’s termination, as a non-executive employee at a monthly salary of $4,000 per month, payable for up to six months commencing on the first pay date that is more than 30 days following the date that is six months following the date of his termination;

•	provided the executive elects COBRA coverage, continued coverage for up to one year under Cadence’s medical, dental and vision insurance plans, at Cadence’s expense;

•	accelerated vesting, as of the date of the executive’s termination, of his outstanding and unvested equity compensation awards, other than awards with performance-based vesting criteria, that would have vested over the succeeding 12-month period (or, in the case of Mr. Tan, the succeeding 18-month period); provided that, if the executive remains employed pursuant to his transition agreement through the end of the applicable performance period, unvested equity compensation awards that are subject to performance-based vesting criteria and that are outstanding as of the date of his termination shall continue to vest through the end of the applicable performance period; provided any such performance period ends within 12 months (or, in the case of Mr. Tan, 18 months) of his termination and only to the extent the applicable performance conditions are satisfied;

•	a lump-sum payment equal to one year’s base salary at the highest rate in effect during the executive’s employment, payable on the 30th day following the date that is six months after the date of his termination; and

•	a lump-sum payment equal to 75% (or, in the case of Mr. Tan, 100%) of one year’s base salary at the highest rate in effect during the executive’s employment, payable 30 days following termination of the transition agreement.

In addition, the employment agreements provide that if, within three months before or 13 months after a “change in control,” an executive’s employment is terminated without “cause” or the executive terminates his employment in connection with a “constructive termination” (any such termination, a “Change of Control Termination”), then, in exchange for the executive’s execution and delivery of the transition agreement, all of the executive’s outstanding and unvested equity compensation awards will immediately vest in full. All other provisions of the transition agreement described in the paragraph above remain unchanged, except that the executives shall receive, in addition: (i) a lump-sum payment equal to 50% of one year’s base salary at the highest rate in effect during the executive’s employment, payable on the 30th day following the date that is six months after the date of his termination and (ii) a lump-sum payment equal to 37.5% (or, in the case of Mr. Tan, 50%) of one year’s base salary at the highest rate in effect during the executive’s employment, payable 30 days following termination of the transition agreement. As discussed in more detail in “Compensation Discussion and Analysis — Section 280G of the Internal Revenue Code of 1986,” the executives are not entitled to a tax gross-up in connection with any “excess parachute payments” paid upon a “change in control,” but instead are entitled to the best after-tax alternative.

Under the employment agreements, if the executive’s employment is terminated due to the executive’s death or “permanent disability,” the executive will be entitled to the following payments and benefits if his estate executes and delivers a release agreement:

•	accelerated vesting, as of the date of the executive’s termination of employment, of his outstanding and unvested equity compensation awards that would have vested over the succeeding 12-month period, and such awards and all previously vested equity awards shall remain exercisable for 24 months from the date of the executive’s termination of employment (but not later than the expiration of the term of the applicable award); and

•	solely in the case of termination due to “permanent disability,” and provided the executive elects COBRA coverage, continued coverage for 12 months under Cadence’s medical, dental and vision insurance plans, at Cadence’s expense.

Under the employment agreement with Mr. Tan, with respect to any equity awards granted in the first year of his service as CEO (including his sign-on grants), the vesting of such awards (to the extent then unvested) shall continue after he ceases to serve as CEO if he voluntarily resigns his position as CEO other than in the event of a “constructive termination” so long as he continues to serve Cadence as an employee, director or consultant, with such additional vesting continuing until the lesser of 18 months or the number of full months he served as CEO.

The receipt of benefits following termination under each of the employment agreements is contingent upon the affected executive delivering and not revoking a general release in favor of Cadence. In addition, the post-termination benefits provided for under these employment agreements, except upon death or “permanent disability,” are contingent upon the affected executive complying with the terms of an Executive Transition and Release Agreement. These transition agreements provide that the affected executive will continue to provide services to Cadence for a one-year transition period. During this one-year transition period, the executive is entitled to receive the termination payments described above, is prohibited from competing with Cadence, soliciting employees of Cadence or interfering with Cadence’s relationship with its current or prospective clients, customers, joint-venture partners or financial backers, and must provide Cadence with continued cooperation in matters related to his employment. Any violation of the provisions of the transition agreement would result in the cessation of Cadence’s obligation to provide the then unpaid portion of the affected executive’s termination benefits.

In addition to the benefits described above and quantified below, Cadence provides each of its benefits-eligible U.S.-based employees, including each of the Named Executive Officers, with life insurance in an amount equal to the lesser of two times the employee’s annual target cash compensation (base salary plus target bonus) or $2,000,000, which, as of January 2, 2010, for Messrs. Tan, Palatnik, Huang, Bruggeman, Cooley and Cowie was $2,000,000, $1,575,000, $1,400,000, $1,225,000, $1,487,500 and $1,225,000, respectively.

The tables below set forth the estimated value of the potential payments to the Named Executive Officers, assuming the executive’s employment had terminated on January 2, 2010 (based upon the closing price of Cadence common stock on December 31, 2009 (the last business day of Cadence’s fiscal 2009) of $5.99 per share) under an employment agreement or offer letter in effect at that time, and, for purposes of the second table below, that a change in control of Cadence had also occurred on that date. Amounts are reported without any reduction for possible delay in the commencement or timing of payments.

Potential Payments and Benefits Upon a Termination of Employment by Cadence
Without Cause or by Executive in Connection with a Constructive Termination Not in Connection with a Change in Control

		Lump Sum	Lump Sum
		Payment	Payment	Company-			Vesting of
	Transition	(7 Months	(13 Months	Paid	Vesting of		Restricted
	Period	After	After	COBRA	Stock		Stock	Pre-Tax
	Salary	Termination)	Termination)	Premiums	Options		Awards	Total
Name	($)	($)	($)	($)	($)(1)		($)(2)	($)

Lip-Bu Tan	$24,000	$600,000	$600,000	$20,970	$1,496,756		$1,497,500	$4,239,226
Kevin S. Palatnik	24,000	450,000	337,500	16,151	123,063	(3)	212,148	1,162,862
Charlie Huang	24,000	400,000	300,000	—	89,500	(4)	144,760	958,260
John J. Bruggeman II	—	—	—	—	—		—	—
Thomas A. Cooley	24,000	425,000	318,750	24,060	89,500	(5)	115,308	996,618
James J. Cowie	24,000	350,000	262,500	15,323	89,500	(6)	154,746	896,069

(1)	These amounts are calculated based on the number of shares of Cadence common stock that would have been subject to acceleration multiplied by the difference between the closing price of Cadence common stock on December 31, 2009 of $5.99 per share (assuming it was the market price per share of Cadence common stock on the date of termination of employment) and the exercise price of the stock option.

(2)	These amounts are calculated assuming that the market price per share of Cadence common stock on the date of termination of employment was equal to the closing price of Cadence common stock on December 31, 2009 of $5.99 per share.
These amounts include stock awards that would continue to vest through the end of the applicable performance period provided any such performance period ends within 12 months (or, in the case of Mr. Tan, 18 months) following January 2, 2010 and assume the achievement of certain specified performance goals. Upon the conclusion of the performance period, the stock awards would immediately vest to the extent that they would have vested over 12 months (or, in the case of Mr. Tan, 18 months) following January 2, 2010.

(3)	This amount does not include Mr. Palatnik’s “out of the money” options to purchase 37,500 shares of Cadence common stock that would have been subject to acceleration because these stock options have an exercise price significantly higher than $5.99 per share (the closing price of Cadence common stock on December 31, 2009 (the last business day of Cadence’s fiscal 2009)) and the acceleration would have had no value.

(4)	This amount does not include Mr. Huang’s “out of the money” options to purchase 28,542 shares of Cadence common stock that would have been subject to acceleration because these stock options have an exercise price significantly higher than $5.99 per share (the closing price of Cadence common stock on December 31, 2009 (the last business day of Cadence’s fiscal 2009)) and the acceleration would have had no value.

(5)	This amount does not include Mr. Cooley’s “out of the money” option to purchase 3,750 shares of Cadence common stock that would have been subject to acceleration because the stock option has an exercise price significantly higher than $5.99 per share (the closing price of Cadence common stock on December 31, 2009 (the last business day of Cadence’s fiscal 2009)) and the acceleration would have had no value.

(6)	This amount does not include Mr. Cowie’s “out of the money” option to purchase 15,000 shares of Cadence common stock that would have been subject to acceleration because the stock option has an exercise price significantly higher than $5.99 per share (the closing price of Cadence common stock on December 31, 2009 (the last business day of Cadence’s fiscal 2009)) and the acceleration would have had no value.

Potential Payments and Benefits Upon a Termination of Employment by Cadence
Without Cause or by Executive in Connection with a Constructive Termination for
Good Reason Within 3 Months Prior to or 13 Months Following a Change in Control

		Lump Sum	Lump Sum
		Payment	Payment	Company-			Vesting of
	Transition	(7 Months	(13 Months	Paid	Vesting of		Restricted
	Period	After	After	COBRA	Stock		Stock	Pre-Tax
	Salary	Termination)	Termination)	Premiums	Options		Awards	Total
Name	($)	($)	($)	($)	($)(1)		($)(2)	($)

Lip-Bu Tan	$24,000	$900,000	$900,000	$20,970	$2,696,215		$2,795,329	$7,336,514
Kevin S. Palatnik	24,000	675,000	506,250	16,151	389,699	(3)	421,792	2,032,892
Charlie Huang	24,000	600,000	450,000	—	283,418	(4)	339,429	1,696,847
John J. Bruggeman II	—	—	—	—	—		—	—
Thomas A. Cooley	24,000	637,500	478,125	24,060	283,418	(5)	280,033	1,727,136
James J. Cowie	24,000	525,000	393,750	15,323	283,418	(6)	334,440	1,575,931

(1)	These amounts are calculated based on the number of shares of Cadence common stock that would have been subject to acceleration upon a change in control multiplied by the difference between the closing price of Cadence common stock on December 31, 2009 of $5.99 per share (assuming it was equal to the market price per share of Cadence common stock on the date of termination of employment) and the exercise price of the stock option.

(2)	These amounts are calculated assuming that the market price per share of Cadence common stock on the date of termination of employment was equal to the closing price of Cadence common stock on December 31, 2009 of $5.99 per share.

(3)	This amount does not include Mr. Palatnik’s “out of the money” options to purchase 76,043 shares of Cadence common stock that would have been subject to acceleration upon a change in control because these stock options have an exercise price significantly higher than $5.99 per share (the closing price of Cadence common stock on December 31, 2009 (the last business day of Cadence’s fiscal 2009)) and the acceleration would have had no value.

(4)	This amount does not include Mr. Huang’s “out of the money” options to purchase 50,001 shares of Cadence common stock that would have been subject to acceleration upon a change in control because these stock options have an exercise price significantly higher than $5.99 per share (the closing price of Cadence common stock on December 31, 2009 (the last business day of Cadence’s fiscal 2009)) and the acceleration would have had no value.

(5)	This amount does not include Mr. Cooley’s “out of the money” option to purchase 9,063 shares of Cadence common stock that would have been subject to acceleration upon a change in control because the stock option has an exercise price significantly higher than $5.99 per share (the closing price of Cadence common stock on December 31, 2009 (the last business day of Cadence’s fiscal 2009)) and the acceleration would have had no value.

(6)	This amount does not include Mr. Cowie’s “out of the money” option to purchase 33,750 shares of Cadence common stock that would have been subject to acceleration upon a change in control because the stock option has an exercise price significantly higher than $5.99 per share (the closing price of Cadence common stock on December 31, 2009 (the last business day of Cadence’s fiscal 2009)) and the acceleration would have had no value.

Potential Payments and Benefits Upon a Termination of Employment by Reason of Death or
due to Permanent Disability

The table below sets forth the estimated value of the potential payments to each Named Executive Officer, assuming the executive’s employment had terminated on January 2, 2010 by reason of the executive’s death or “permanent disability.” Amounts are reported without any reduction for possible delay in the commencement or timing of payments.

	Company- Paid
	COBRA Premiums				Pre-Tax Total
	(Upon Termination			Vesting of	(Upon Termination of	Pre-Tax Total
	of Employment due	Vesting of		Restricted	Employment due	(Upon Termination of
	to Permanent	Stock		Stock	to Permanent	Employment due
	Disability)	Options		Awards	Disability)	to Death)
Name	($)	($)(1)		($)(2)	($)	($)

Lip-Bu Tan	$20,970	$1,496,756		$1,497,500	$3,015,226	$2,994,256
Kevin S. Palatnik	16,151	123,063	(3)	212,148	351,362	335,211
Charlie Huang	—	89,500	(4)	144,760	234,260	234,260
John J. Bruggeman II	—	—		—	—	—
Thomas A. Cooley	24,060	89,500	(5)	115,308	228,868	204,808
James J. Cowie	15,323	89,500	(6)	154,746	259,569	244,246

(1)	These amounts are calculated based on the number of shares of Cadence common stock that would have been subject to acceleration multiplied by the difference between the closing price of Cadence common stock on December 31, 2009 of $5.99 per share (assuming it was equal to the market price per share of Cadence common stock on the date of termination of employment) and the exercise price of the stock option.

(2)	These amounts are calculated assuming that the market price per share of Cadence common stock on the date of termination of employment was equal to the closing price of Cadence common stock on December 31, 2009 of $5.99 per share.

(3)	This amount does not include Mr. Palatnik’s “out of the money” options to purchase 37,500 shares of Cadence common stock that would have been subject to acceleration because these stock options have an exercise price significantly higher than $5.99 per share (the closing price of Cadence common stock on December 31, 2009 (the last business day of Cadence’s fiscal 2009)) and the acceleration would have had no value.

(4)	This amount does not include Mr. Huang’s “out of the money” options to purchase 28,542 shares of Cadence common stock that would have been subject to acceleration because these stock options have an exercise price significantly higher than $5.99 per share (the closing price of Cadence common stock on December 31, 2009 (the last business day of Cadence’s fiscal 2009)) and the acceleration would have had no value.

(5)	This amount does not include Mr. Cooley’s “out of the money” option to purchase 3,750 shares of Cadence common stock that would have been subject to acceleration because the stock option has an exercise price significantly higher than $5.99 per share (the closing price of Cadence common stock on December 31, 2009 (the last business day of Cadence’s fiscal 2009)) and the acceleration would have had no value.

(6)	This amount does not include Mr. Cowie’s “out of the money” option to purchase 15,000 shares of Cadence common stock that would have been subject to acceleration because the stock option has an exercise price significantly higher than $5.99 per share (the closing price of Cadence common stock on December 31, 2009 (the last business day of Cadence’s fiscal 2009)) and the acceleration would have had no value.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about Cadence’s equity compensation plans, including its equity incentive plans and employee stock purchase plans, as of January 2, 2010.

				Number of Securities
				Remaining Available
	Number of Securities		Weighted-Average	for Future Issuance
	to be Issued Upon		Exercise Price of	Under Equity
	Exercise of		Outstanding	Compensation Plans
	Outstanding Options,		Options, Warrants	(Excluding Securities
Plan Category	Warrants and Rights		and Rights	Reflected in Column (a))
	(a)		(b)	(c)

Equity compensation plans approved by security holders	10,336,409	(1)	$12.99	14,915,865	(2)
Equity compensation plans not approved by security holders	24,800,695	(3)	$14.89	5,830,890

Total	35,137,104		$14.33	20,764,755

(1)	This amount excludes purchase rights accruing under the ESPP, for which remaining available rights are included in column (c). Under the ESPP, each eligible employee may purchase shares of Cadence common stock at six-month intervals at a purchase price per share equal to 85% of the lower of the fair market value of Cadence common stock on (i) the first day of an offering period (currently, six months in duration), or (ii) the last day of the offering period.

(2)	This amount includes 9,896,193 shares available for issuance under the ESPP as of January 2, 2010.

(3)	This amount excludes 2,212,795 shares subject to issuance upon exercise of options assumed in connection with acquisitions at a weighted average exercise price of $11.14. No additional options may be granted under the assumed plans.

Cadence’s 1993 Nonstatutory Stock Incentive Plan, which is referred to in this proxy statement as the 1993 Plan, its 1997 Nonstatutory Stock Incentive Plan, which is referred to in this proxy statement as the 1997 Plan, and its 2000 Plan (which collectively are referred to below as the Plans) provide for the issuance of nonstatutory stock options, restricted stock, restricted stock units, stock bonuses and rights to acquire restricted stock to Cadence employees and consultants who are not executive officers, directors or beneficial owners of 10% or more of Cadence common stock. As of January 2, 2010:

•	Under the 1993 Plan, there were options to purchase 699,306 shares outstanding with a weighted average exercise price of $17.45, no shares subject to unvested restricted stock grants and 156,626 shares remaining available for grant of the 24,750,000 shares reserved for issuance;

•	Under the 1997 Plan, there were options to purchase 3,633,555 shares outstanding with a weighted average exercise price of $9.82, 2,143,421 shares subject to unvested restricted stock grants and 1,885,397 shares remaining available for grant of the 30,000,000 shares reserved for issuance; and

•	Under the 2000 Plan, there were options to purchase 20,467,834 shares outstanding with a weighted average exercise price of $15.70, 5,673,042 shares subject to unvested restricted stock grants and 3,788,867 shares remaining available for grant of the 50,000,000 shares reserved for issuance.

The exercise price of options granted under the Plans may not be less than the fair market value of a share of Cadence common stock on the grant date. Prior to January 1, 2007, the fair market value was the average of the high and low price of Cadence common stock on the grant date. For grants made since January 1, 2007, the fair market value is the closing price of Cadence common stock on the grant date. Options granted to new employees under the Plans generally become exercisable over a four-year period, with one-fourth of the shares vesting one year from the vesting commencement date, and the remaining shares vesting in 36 equal monthly installments thereafter. Options granted to current employees under the Plans generally become exercisable over a four-year period, vesting in 48 equal monthly installments. Options granted under the Plans prior to October 1, 2006 generally expire ten years from the grant date and options granted under the Plans since October 1, 2006 expire seven years from the grant date. Awards of restricted stock granted under the Plans vest at the times and in installments determined by the

Board. The vesting of options and restricted stock may be subject to continued employment, the passage of time and/or performance criteria deemed appropriate by the Board. Stock bonus awards and restricted stock awards granted under the Plans are subject to the terms and conditions determined by the Board.

CERTAIN TRANSACTIONS

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

The Board has adopted written Related Party Transaction Policies and Procedures which require that all “interested transactions” with “related parties” (each as defined below) be subject to approval or ratification in accordance with the procedures set forth therein.

An “interested transaction” is any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, in which:

•	The aggregate amount involved will or may be expected to exceed $100,000 in any calendar year;

•	Cadence is a participant; and

•	Any “related party” has or will have a direct or indirect interest (other than solely as a result of being a director or less than 10% beneficial owner of another entity).

A “related party” covered by the policy is any:

•	Person who was or is (since the beginning of the last fiscal year for which Cadence has filed an Annual Report on Form 10-K or proxy statement) an executive officer, director or nominee for election as a director;

•	Greater than 5% beneficial owner of Cadence common stock; or

•	Immediate family member of the foregoing, which includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters- in law and anyone residing in such person’s home (other than tenants or employees).

The Corporate Governance and Nominating Committee reviews the material facts of all interested transactions and either approves or disapproves of the entry into the transaction. If advanced approval of an interested transaction is not feasible, the transaction is reviewed and, if the Corporate Governance and Nominating Committee determines it to be appropriate, ratified at that committee’s next scheduled meeting. In determining whether to approve or ratify an interested transaction, the Corporate Governance and Nominating Committee takes into account, among other appropriate factors, the extent of the related party’s interest in the transaction and whether the interested transaction is on terms no less favorable than terms generally available to unaffiliated third parties under similar circumstances. Directors may not participate in any discussion or approval of an interested transaction for which they are a related party.

The Corporate Governance and Nominating Committee has pre-approved or ratified the following categories of interested transactions:

•	Any employment by Cadence of an executive officer of Cadence if:

•	The related compensation is required to be reported in Cadence’s proxy statement under the SEC’s compensation disclosure requirements, or

•	The executive officer is not an immediate family of another executive officer or director of Cadence, the related compensation would be reported in Cadence’s proxy statement under the SEC’s compensation disclosure requirements if the executive officer was a named executive officer and the Compensation Committee approved (or recommended that the Board approve) such compensation;

•	Any compensation paid to a director if the compensation is required to be reported in Cadence’s proxy statement under the SEC’s compensation disclosure requirements;

•	Any transaction with another company in which the related person’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company’s shares, if the amount involved does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenues;

•	Any charitable contribution by Cadence to a charitable organization, foundation or university at which a related person’s only relationship is as a non-executive employee or director, if the amount involved does not exceed the lesser of $100,000 or 2% of the charitable organization’s total annual receipts;

•	Any transaction where the related person’s interest arises solely from the ownership of Cadence common stock and all holders of Cadence common stock received the same benefit on a pro rata basis; and

•	Any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under an indenture or similar services.

In addition, the Board has delegated to the Chairman of the Corporate Governance and Nominating Committee the authority to pre-approve or ratify any interested transaction with a related party in which the aggregate amount is expected to be less than $1,000,000.

TRANSACTIONS WITH RELATED PARTIES

The spouse of Mr. Huang has been employed by Cadence since 1990 and has held various engineering positions during her employment, most recently as an Architect. The total compensation of Mr. Huang’s spouse for the services provided to Cadence in fiscal 2009 as an employee is $165,758, which was calculated in the same manner as total compensation in the Summary Compensation Table and included the calculation of the fair value of her equity grant pursuant to FASB ASC 718 based on the price of Cadence common stock on the date the stock award was granted.

By contract, a Cadence subsidiary previously held 50% of equity in PARADES S.c.a.r.l., an Italian entity engaged in research related to electronic systems engineering, which is referred to in this proxy statement as PARADES, and contributed up to 50% of PARADES’ annual funding needs. Dr. Sangiovanni-Vincentelli was the Scientific Director of PARADES until December 2009 and did not receive any fees in 2009 for his services as Scientific Director. In April 2009, Cadence entered into an agreement with ALES s.r.l., an entity controlled by Dr. Sangiovanni-Vincentelli and one of Dr. Sangiovanni-Vincentelli’s colleagues, which is referred to in this proxy statement as ALES, whereby ALES acquired all of Cadence’s and its subsidiary’s interests and obligations to PARADES for the nominal sum of €1. In consideration of the cancellation of all obligations of Cadence and its subsidiary to fund or otherwise make any payments by or on behalf of PARADES, including the release of a guarantee in the amount of €199,660 issued to PARADES by a Cadence subsidiary, in April 2009 Cadence paid €199,660 (approximately $263,725 based on the average foreign currency exchange rate during April 2009) to PARADES.

INDEMNIFICATION AGREEMENTS

Cadence’s Bylaws provide that Cadence will indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Cadence’s Bylaws also authorize the Board to cause Cadence to enter into indemnification agreements with its directors, officers and employees and to purchase insurance on behalf of any person it is permitted to indemnify. Pursuant to these Bylaw provisions, Cadence has entered into indemnity agreements with each of its directors and executive officers, and has also purchased insurance on behalf of its directors and executive officers.

Each indemnity agreement provides, among other things, that Cadence will indemnify each signatory to the extent provided in the agreement for expenses, witness fees, damages, judgments, fines and amounts paid in settlement and any other amounts that the individual becomes legally obligated to pay because of any claim or claims made against or by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitral, administrative or investigative, to which the individual is or may be made a party by reason of his or her position as a director, officer, employee or other agent of Cadence, and otherwise as may be provided to the individual by Cadence under the non-exclusivity provisions of the Delaware General Corporation Law and Cadence’s Bylaws.

OTHER MATTERS

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, which is referred to in this proxy statement as Section 16(a), requires the directors and executive officers of Cadence, and persons who beneficially own more than 10% of a registered class of Cadence’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish Cadence with copies of all Section 16(a) forms they file.

To Cadence’s knowledge, based solely on a review of the copies of the reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its executive officers and directors and greater than 10% beneficial owners were complied with on a timely basis.

STOCKHOLDER PROPOSALS AND NOMINATIONS

From time to time, Cadence stockholders submit proposals that they believe should be voted upon at the annual meeting or nominate persons for election to the Board. Under Rule 14a-8 of the Exchange Act, certain stockholder proposals may be eligible for inclusion in Cadence’s proxy statement and form of proxy in connection with the annual meeting of stockholders. Stockholder proposals must be submitted in writing to the Corporate Secretary of Cadence no later than November 26, 2010 to be included in the proxy statement and form of proxy relating to Cadence’s 2011 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act. The submission of a stockholder proposal does not guarantee that it will be included in Cadence’s proxy statement and form of proxy.

Alternatively, under Cadence’s Bylaws, any director nominations or other business proposals which the stockholder does not seek to include in Cadence’s 2011 proxy statement and form of proxy pursuant to Rule 14a-8 under the Exchange Act must be submitted in writing to Cadence’s Corporate Secretary no later than February 11, 2011, nor earlier than January 12, 2011, and must otherwise satisfy the requirements set forth in Cadence’s Bylaws. If the date of the 2011 Annual Meeting of Stockholders changes by more than 30 days from the anniversary date of the 2010 Annual Meeting of Stockholders, stockholder proposals or nominations must be submitted in writing to Cadence’s Corporate Secretary no later than ten days following the first public announcement of the date of the meeting. If the stockholder does not also comply with the requirements of Rule 14a-4 under the Exchange Act, Cadence may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such stockholder proposal or nomination submitted by a stockholder.

A stockholder’s notice must include: (A) as to each person whom the stockholder proposes to nominate for election as a director, all information relating to the candidate that is required to be disclosed in proxy solicitations for a contested election of directors, or is otherwise required pursuant to Regulation 14A under the Exchange Act, accompanied by the candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on Cadence’s books, and of such beneficial owner, (ii) the class and number of shares of Cadence common stock owned directly and indirectly and of record by such stockholder and beneficial owner, (iii) a representation that the stockholder intends to appear in person or proxy at the meeting to propose the nomination for director or other business, (iv) the class and number of shares of Cadence common stock beneficially owned (within the meaning of Section 13(d) of the Exchange Act) by such stockholder and beneficial owner as of the date of the notice, and a representation that such stockholder will notify Cadence in writing within five business days after the record date for such meeting of the class and number of Cadence shares beneficially owned by such stockholder or beneficial owner as of the record date for the meeting, (v) a description of any agreement, arrangement or understanding with respect to the nomination for director or other business between or among such stockholder or beneficial owner and any other person, (vi) a description of any agreement, arrangement or understanding that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder or beneficial owner with the effect or intent to mitigate loss to, manage risk or benefit from changes in Cadence’s share price, or increase or decrease the voting power of the stockholder or beneficial owner, and (vii) a representation as to whether the stockholder or beneficial owner, if any, intends or is part of a group that intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Cadence’s outstanding shares required to elect the director nominee or approve the other business and/or otherwise to solicit proxies from stockholders in support of the nomination or other business. If a stockholder intending to make a nomination of a director or to propose other business (other than matters brought under Rule 14a-8 under the Exchange Act) at an annual meeting pursuant to the terms set forth in Cadence’s Bylaws does not provide the information described in clause (C) above within five business days following the record date for the annual meeting, or the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting to present the nomination of a director or other business, such nomination of a director or other business shall not be presented for stockholder action at the annual meeting and shall be disregarded, although the proxies in respect of such nomination or other business may have been received by Cadence.

Only candidates nominated in accordance with the procedures set forth above are eligible to serve as directors. Except as otherwise provided by law, the Chairman of a meeting determines whether a nomination or any business proposed to be brought before the annual meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in Cadence’s Bylaws and, if any proposed nomination or business is not in compliance with Cadence’s Bylaws, whether to declare that such defective proposal or nomination shall not be presented for stockholder action at the meeting.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the 2010 Annual Meeting of Stockholders. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

James J. Cowie
Secretary

March 26, 2010

A COPY OF CADENCE’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 2, 2010 CAN BE FOUND ON THE INTERNET AT HTTP://WWW.CADENCE.COM/COMPANY/INVESTOR_RELATIONS OR, IF A STOCKHOLDER REQUESTED A PAPER COPY, IS BEING DELIVERED WITH THIS PROXY STATEMENT, AND IS ALSO AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, CADENCE DESIGN SYSTEMS, INC., 2655 SEELY AVENUE, BUILDING 5, SAN JOSE, CALIFORNIA 95134.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time on May 11, 2010.

INTERNET
http://www.proxyvoting.com/cdns
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

PX 69931	Fulfillment PX 70505

▼ FOLD AND DETACH HERE ▼
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CADENCE DESIGN SYSTEMS, INC.

Please mark your votes as indicated in this example	☒

1. ELECTION OF DIRECTORS

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

1.1 Donald L. Lucas	☐	☐	☐	1.5 Roger S. Siboni	☐	☐	☐

1.2 Alberto Sangiovanni-Vincentelli	☐	☐	☐	1.6 John A.C. Swainson	☐	☐	☐

1.3 George M. Scalise	☐	☐	☐	1.7 Lip-Bu Tan	☐	☐	☐

1.4 John B. Shoven	☐	☐	☐

	FOR	AGAINST	ABSTAIN

2. Ratification of the selection of KPMG LLP as the independent registered public accounting firm of Cadence Design Systems, Inc. for its fiscal year ending January 1, 2011.	☐	☐	☐

Authority is hereby given to the proxies identified on the front of this card to vote in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

The undersigned hereby acknowledges receipt of: (a) Notice of Internet Availability of Proxy Materials, (b) Notice of Annual Meeting of Stockholders of Cadence Design Systems, Inc., (c) accompanying Proxy Statement, and (d) Annual Report on Form 10-K for the fiscal year ended January 2, 2010.

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your Cadence Design Systems, Inc. account online.
Access your Cadence Design Systems, Inc. account online via Investor ServiceDirect®(ISD).
BNY Mellon Shareowner Services, the transfer agent for Cadence Design Systems, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Establish/change your PIN
Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm Eastern Time
Monday-Friday
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-877-899-9107
Choose MLinkSMfor fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect®at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
Important notice regarding the Internet availability of proxy materials for the 2010 Annual Meeting of Stockholders of Cadence Design Systems, Inc. The 2010 Proxy Statement and the Annual Report for the fiscal year ended January 2, 2010 of Cadence Design Systems, Inc. are available at: http://www.proxyvoting.com/cdns
▼ FOLD AND DETACH HERE ▼
PROXY
CADENCE DESIGN SYSTEMS, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
MAY 12, 2010
     The undersigned hereby appoints Lip-Bu Tan, Kevin S. Palatnik and James J. Cowie, or any of them, each with power of substitution, to attend and to represent the undersigned at the 2010 Annual Meeting of Stockholders of Cadence Design Systems, Inc., to be held at the offices of Cadence Design Systems, Inc. located at 2655 Seely Avenue, Building 10, San Jose, California 95134, on May 12, 2010 at 1:00 p.m. Pacific time and any continuation or adjournment thereof, and to vote the number of shares of common stock of Cadence Design Systems, Inc. that the undersigned would be entitled to vote if personally present at the meeting in accordance with the instructions set forth on this proxy card. Any proxy previously given by the undersigned with respect to such shares of common stock is hereby revoked.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CADENCE DESIGN SYSTEMS, INC.
     THE SHARES WILL BE VOTED AS DIRECTED ON THE REVERSE. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR EACH OF THE SEVEN DIRECTOR NOMINEES FOR ELECTION, AND FOR PROPOSAL 2. IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE 2010 ANNUAL MEETING OF STOCKHOLDERS, PROXIES WILL BE VOTED ON THESE MATTERS AS THE PROXIES NAMED ABOVE MAY DETERMINE IN THEIR SOLE DISCRETION.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250
(Continued and to be marked, dated and signed, on the other side)

PX 69931	Fulfillment PX 70505